Exhibit 10.28

Published Deal

CUSIP No. 33828EAA8

Published Facility

CUSIP No. 33828EAB6

CREDIT AGREEMENT

dated as of May 16, 2012

among

FIVE BELOW, INC.

and

THE LENDERS PARTY HERETO,

and

GOLDMAN SACHS BANK USA, BARCLAYS BANK PLC AND JEFFERIES FINANCE LLC,

as Lead Arrangers and Lead Bookrunners,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK TRUST

COMPANY AMERICAS, UBS SECURITIES LLC AND WELLS FARGO BANK,

NATIONAL ASSOCIATION,

as Arrangers and Bookrunners

GOLDMAN SACHS BANK USA,

as Administrative Agent and Collateral Agent,

BARCLAYS BANK PLC,

as Syndication Agent,

and

JEFFERIES FINANCE LLC,

as Documentation Agent

$100,000,000 Term Loan

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-ii-

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Page

Section 10.15. Obligations Absolute	141
Section 10.16. Waiver of Defenses; Absence of Fiduciary Duties	141
Section 10.17. USA Patriot Act	142
Section 10.18. [RESERVED]	142
Section 10.19. Concerning the ABL Facility	142

ANNEXES

Annex I	Initial Lenders and Commitments
Annex II	Initial Lender Addresses

SCHEDULES

Schedule 1.01(a)	Material Indebtedness
Schedule 3.05(b)	Owned and Leased Property
Schedule 3.06	Intellectual Property Matters
Schedule 3.07(a)	Subsidiaries
Schedule 3.16	Environmental Matters
Schedule 5.11(d)	Real Property Collateral Matters
Schedule 5.14	Post-Closing Items
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Funding Notice
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Conversion/Continuation Notice
Exhibit F	United States Tax Compliance Certificate
Exhibit G	Form of Note
Exhibit H	Form of Security Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Guarantee Joinder Agreement
Exhibit L	Form of ABL Intercreditor Agreement
[Exhibits H and L have been omitted as these have been separately filed as exhibits to the Form S-1].

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of May 16, 2012 by and among Five Below, Inc., a Pennsylvania corporation (the “Borrower”), the Guarantors party hereto from time to time, the Lenders, and Goldman Sachs Bank USA (“Goldman Sachs”), Barclays Bank PLC and Jefferies Finance LLC, as Lead Arrangers and as Lead Bookrunners, Goldman Sachs as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”), Credit Suisse AG, Cayman Islands Branch, Deutsche Bank Trust Company Americas, UBS Securities LLC and Wells Fargo Bank, National Association, as Arrangers (in such capacity and together with the Lead Arrangers, the “Arrangers”) and Bookrunners (in such capacity and together with the Lead Bookrunners, the “Bookrunners”), Barclays Bank PLC, as Syndication Agent (in such capacity, the “Syndication Agent”), and Jefferies Finance LLC, as Documentation Agent (in such capacity, the “Documentation Agent”).

WITNESSETH:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Borrower has requested that the Lenders enter into this Agreement to make a loan in a principal amount of up to $100,000,000, the proceeds of which will be used to pay dividends and to make distributions to holders of stock and stock equivalents in the Borrower and to pay costs and expenses related to the Transactions, with the excess, if any, to be used for working capital and general corporate purposes of the Borrower and its Subsidiaries; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Collateral Agent” shall mean Wells Fargo Bank, National Association, in its capacity as lender or as ABL Representative under the ABL Loan Documents, or any successor ABL Representative under the ABL Loan Documents.

“ABL Credit Agreement” shall mean that certain Second Amended and Restated Loan and Security Agreement, dated as of the Closing Date, by and among the Borrower, as borrower and the ABL Senior Representative in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Indebtedness” shall mean the Indebtedness of the Borrower and its Subsidiaries owing to the ABL Collateral Agent and the ABL Secured Parties under the ABL Loan Documents in a maximum principal amount not in excess of the amount permitted in Section 6.01(t).

“ABL Intercreditor Agreement” shall mean that certain Lien Subordination and Intercreditor Agreement dated as of the Closing Date, by and among the ABL Collateral Agent, the Collateral Agent, the Borrower and any Subsidiary of the Borrower party thereto from time to time, substantially in the form attached as Exhibit L hereto or any other intercreditor agreement among the ABL Collateral Agent, one or more Senior Representatives of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the Collateral Agent and the Loan Parties on terms that are no less favorable in any material respect to the Secured Parties as those contained in the form attached as Exhibit L hereto or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“ABL Lenders” shall mean the lenders from time to time party to the ABL Credit Agreement.

“ABL Loan Documents” shall mean the ABL Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, as the same may be amended, restated, modified, supplemented, replaced or modified from time to time in one or more agreements (in each case with the same or new parties there to), in each case as and to the extent permitted by this Agreement and the ABL Intercreditor Agreement.

“ABL Loans” shall mean the revolving loans (excluding letters of credit) made pursuant to the ABL Credit Agreement.

“ABL Priority Collateral” shall mean the “Revolving Facility First Lien Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Representative” shall mean, with respect to the ABL Indebtedness, the ABL Collateral Agent, or any administrative agent, collateral agent, security agent or similar agent under the agreements or documents pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“ABL Secured Parties” shall mean the “Revolving Facility Secured Parties” as defined in the ABL Intercreditor Agreement.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition or a Permitted Joint Venture and all other payments, directly or indirectly, by the Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, a Permitted Acquisition or a Permitted Joint Venture, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or a Permitted Joint Venture or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness and/or Contingent Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Permitted Acquisition or such Permitted Joint Venture) to be established in respect thereof by the Borrower or any of its Subsidiaries; provided, further, that the assumption of bona fide lease obligations of any acquired company or business as part of a Permitted Acquisition or Permitted Joint Venture shall not be considered Acquisition Consideration.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period therefor, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Goldman Sachs Bank USA for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted LIBOR Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor administrative agent pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.03(a).

“Advisors” shall mean legal counsel (including local and foreign counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an officer or director of the person specified.

“Affiliated Lender” shall mean (a) the Sponsor and its Affiliates (excluding any Debt Fund Affiliate), (b) any Non-Debt Fund Affiliate and/or (c) the Borrower and/or any Subsidiary of the Borrower and their respective Affiliates (excluding any Debt Fund Affiliate).

“Agents” shall mean the Arrangers, the Administrative Agent, the Collateral Agent, the Bookrunners, the Documentation Agent, the Syndication Agent and any auction manager; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day; (b) the Federal Funds Effective Rate in effect on such day plus 0.50%; and (c) 2.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.17(a).

“Applicable Margin” shall mean, for any day, with respect to any Loan that is an ABR Loan, 3.25% per annum and any Loan that is a Eurodollar Loan, 4.25% per annum; provided, that if a Qualifying IPO shall not have occurred within twelve (12) months of the Closing Date and, for so long as the Consolidated Net Leverage Ratio shall be greater than 2.00 to 1.00, the Applicable Margin shall mean, for any day with respect to any Loan that is an ABR Loan, 4.75% and any Loan that is a Eurodollar Loan, 5.75%.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Loan, the maximum rate expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agents or the Lenders by means of electronic communications pursuant to Section 10.01(b).

“Approved Fund” shall mean, with respect to any Lender, any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any Disposition of any property by any Loan Party and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in each case, to any person other than a Loan Party (except in the case of a Permitted Acquisition or Permitted Joint Venture). Notwithstanding the foregoing, none of the following shall constitute “Asset Sales”: (i) any Disposition of assets permitted by, or expressly referred to in, Section 6.04(c), 6.06(a), 6.06(c), 6.06(e), 6.06(f), 6.06(g), 6.06(h), 6.06(i), 6.06(j), 6.06(k), 6.06(n) or 6.06(o); (ii) so long as the ABL Credit Agreement is in effect, the ABL Priority Collateral; and (iii) solely for the purposes of clause (a) above, any Disposition of any property by any Loan Party for Fair Market Value resulting in less than $250,000 in Net Cash Proceeds per Disposition (or series of related Dispositions) and less than $750,000 in Net Cash Proceeds in any Fiscal Year.

“Assignment Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required pursuant to Section 10.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments (and substantially similar payments) during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Authorized Officer” shall mean, as applied to any person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer or controller of such person; provided that the secretary or assistant secretary of such person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such Authorized Officer.

“Auction” shall have the meaning assigned to such term in Section 10.04(j)(ii).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunners” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law or other governmental action to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, without duplication any expenditure for assets which would be reflected as additions to property, plant or equipment on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP but excluding (a) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.08(e), (b) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) Permitted Acquisitions and (d) Permitted Joint Ventures.

“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized, if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP.

“Cash Equivalents” shall mean, as of any date of determination, as to any person, any of the following: (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) time deposits and certificates of deposit or bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state or commonwealth thereof or the District of Columbia having, capital and surplus aggregating in excess of $250,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (c) commercial paper issued by any person meeting the qualifications specified in clause (b) above, or incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or Fitch Rating Limited or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person, (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000, (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985, (f) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (e) above, and (ii) has the highest rating obtainable from either S&P or Moody’s, and (e) demand deposit accounts maintained in the ordinary course of business.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind or the accretion or capitalization of interest as principal.

“Casualty Event” shall mean any loss of title (other than through a consensual Disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental

Authority) of, any property of any Loan Party. “Casualty Event” shall include any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirement, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any person or any part thereof by any Governmental Authority, or any settlement in lieu thereof. Notwithstanding the foregoing, “Casualty Event” shall not include (i) the loss of title or loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Loan Party with a Fair Market Value of less than $700,000 in Net Cash Proceeds per such event and less than $1,500,000 in Net Cash Proceeds in any Fiscal Year; and (ii) so long as the ABL Credit Agreement is in effect, the ABL Priority Collateral.

“Casualty Proceeds Receipt Date” shall have the meaning assigned to such term in Section 2.08(e)(i).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

A “Change in Control” shall mean the occurrence of any of the following:

(a) prior to an initial public offering of the Borrower (or any holding company of the Borrower), (i) the Permitted Holders (taken collectively) cease to own, or to have the power to vote or direct the voting of, Voting Stock of the Borrower representing a majority of the voting power of the total outstanding Voting Stock of the Borrower or (ii) the Permitted Holders (taken collectively) cease to own Equity Interests representing a majority of the total economic interests of the Equity Interests of the Borrower;

(b) upon and following an initial public offering of the Borrower (or any holding company of the Borrower), any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or fiduciary or administrator of any such plan), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock of Borrower representing more than the greater of (i) 35% of the voting power of the total outstanding Voting Stock of Borrower or (ii) the percentage of the then outstanding Voting Stock of Borrower owned directly or indirectly, by the Permitted Holders collectively; or

(c) upon and following an initial public offering of the Borrower (or any holding company of the Borrower), during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of the Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved, or such director received the vote of a Permitted Holder) cease for any reason to constitute a majority of the Board of Directors of the Borrower.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, policy, or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.13.

“Class” shall refer, when used in connection with (a) any Loans, to whether such Loans are Initial Loans or Other Loans, (b) any Commitment, to whether such Commitment is an Initial Loan Commitment or an Other Commitment and (c) any Lender, to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Initial Loans, Other Loans, Initial Loan Commitments and Other Commitments that have different terms and conditions, shall be construed to be in different Classes.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by any landlord of Leased Real Property where such landlord (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) unless otherwise agreed by the Collateral Agent in writing, releases or subordinates such Person’s Liens in the Collateral held by such landlord or located on such Leased Real Property, (iii) provides the Collateral Agent with access to the Collateral located in or on such Leased Real Property, (iv) as to any landlord, provides the Collateral Agent with a reasonable time to sell or otherwise dispose of the Collateral located on or in such Leased Real Property, and (v) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean the commitment of a Lender to make Loans to the Borrower and shall include Initial Loan Commitments and Other Commitments, if any, of such Lender, as the context may require, and “Commitments” shall mean such commitments of all Lenders in the aggregate.

“Compliance Certificate” shall mean a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent and the Borrower.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of the Borrower and its Subsidiaries (other than cash, Cash Equivalents and marketable securities) which may properly be classified as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of (a) any Loans, (b) any long term Synthetic Lease Obligations, Purchase Money Obligations or Capital Lease Obligations or (c) any other long term Indebtedness) on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, without duplication, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income for such period:

(a) Consolidated Interest Expense for such period;

(b) Consolidated Amortization Expense for such period;

(c) Consolidated Depreciation Expense for such period;

(d) Consolidated Tax Expense for such period;

(e) [Reserved];

(f) non-recurring cash costs, fees and expenses directly incurred in connection with the Transactions during such period; provided that no more than $1,500,000 in the aggregate of such costs, fees and expenses which are paid after the Closing Date may be added to Consolidated Net Income pursuant to this clause (f);

(g) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives after the Closing Date and reasonably projected by the Borrower in good faith to result from actions with respect to which substantial steps have been taken (in the good faith determination of the Borrower) within twelve (12) months after such transaction or initiative is consummated; provided that the aggregate amount of add-backs made pursuant to this clause (g) for any four (4) consecutive quarter period shall not exceed 2.5% of Consolidated EBITDA for such period (without giving effect to any adjustments pursuant to this clause (g));

(h) extraordinary charges and non-recurring charges, which non-recurring charges may include severance costs, relocation costs, signing costs, retention or completion bonuses, and costs and expenses payable to third party consultants;

(i) the aggregate amount of all non-cash charges, including (i) non-cash losses on Dispositions of fixed assets and intangibles, (ii) impairment charges on fixed assets and intangibles, (iii) the amount of reserves provided for in respect of rental payments related to closed stores, (iv) the aggregate amount of all non-cash restricted stock expense, (v) changes in the mark-to-market valuation of any Hedging Obligations, (vi) any non-cash compensation expenses arising from the issuance of Equity Interests, options to purchase Equity Interests and stock appreciation rights for any employees or members of management of the Loan Parties, (vii) non-contractual executive bonus expenses, (viii) deferred rents, (ix) any loss on the Disposition of assets, and (x) any non-cash loss from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (excluding, in the case of each of the preceding sub-clauses (i) through and including (x), any non-cash charge that results in an accrual of a reserve for cash charges (excluding reserves in respect of rental payments related to closed stores) in any future period or the amortization of a prepaid cash item that was paid in a prior period);

(j) agency fees paid to the Administrative Agent or the Collateral Agent and similar fees paid in respect of the ABL Indebtedness and fees and expenses paid in connection with obtaining or maintaining credit ratings from any ratings agency for the Loans;

(k) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not denied within such 180 days or so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; and

(l) fees, allowances or other similar arrangements directly or indirectly paid to members of the Board of Directors of any of the Loan Parties or any of their Subsidiaries in such person’s capacity as a member of such Board of Directors in an aggregate amount not to exceed $250,000 in any period of twelve (12) consecutive months; and

(y) subtracting therefrom the sum of the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the recognition of any deferred revenue and the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

For purposes of this definition of “Consolidated EBITDA,” the amount of add-backs pursuant to the preceding clauses (x)(g) through (x)(h), inclusive, in any four (4) consecutive quarter period shall not, in the aggregate for all such clauses, exceed 5% of Consolidated EBITDA for such period (without giving effect to any adjustments pursuant to such clauses). For the avoidance of doubt, it is understood and agreed that, (i) to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein and (ii) any amount that may be added back as an adjustment pursuant to clause (x)(i) need not be limited pursuant to the restrictions set forth in the immediately preceding sentence.

Notwithstanding the foregoing, for each Fiscal Quarter ending on a date identified in the table below, Consolidated EBITDA for such Fiscal Quarter shall be deemed to have been the amount set forth opposite such date:

Fiscal Quarter ending:	Consolidated EBITDA
January 28, 2012	$27,967,040
October 29, 2011	$4,508,164
July 30, 2011	$6,587,357
April 30, 2011	$3,314,341

“Consolidated Indebtedness” shall mean, as at any date of determination, without duplication, the aggregate amount of all Indebtedness described in clauses (a), (b), (c), (d), (f), (g), (h) and (i) of such definition (but, in the case of such clause (i), only in respect of drawn or funded letters of credit, letters of guaranty, bankers’ acceptances or similar credit transactions) and (j) (but, in the case of such clause (j), only in respect of Indebtedness otherwise constituting Consolidated Indebtedness under this definition) thereof of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Borrower and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by the Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing, receivables financings and similar credit transactions for such period; and

(c) all interest paid or payable with respect to discontinued operations of the Borrower or any of its Subsidiaries for such period;

less, to the extent paid in cash, any interest income for such period,

provided that (a) to the extent directly related to the Transactions, issuance costs, discount or premium and other financing fees and expenses payable by the Borrower or any of its Subsidiaries shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to cash costs associated with obtaining Hedging Agreements intended to protect against fluctuations in interest rates.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a direct or indirect Subsidiary of the Borrower) in which any person other than any Loan Party has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries from such person during such period;

(b) the net income of any Subsidiary of the Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement applicable to that Subsidiary during such period;

(c) earnings (or losses) resulting from any reappraisal, revaluation or write-up (or write-down) of assets; and

(d) any extraordinary or non-recurring non-cash gain or income (or extraordinary or non-recurring non-cash loss or expenses (it being understood that cash write-off or write-down of receivables shall not be deemed to be an extraordinary or non-recurring loss or expense)), together with any related provision for taxes on any such non-cash gain (or the tax effect of any such non-cash loss), recorded or recognized by any Loan Party during such period.

“Consolidated Net Leverage Ratio” shall mean at any date of determination, the ratio of (i) Consolidated Indebtedness on such date net of up to $10,000,000 of unrestricted cash and Cash Equivalents of the Loan Parties at such time to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Consolidated Tax Expense” shall mean, for any period, the tax expense (including federal, state, local and foreign income taxes) of the Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, Leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation, agreement, understanding or arrangement of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (c) to purchase or lease property, securities or services primarily for the purpose of assuring the primary obligor of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation), or (e) otherwise to assure or hold harmless the primary obligor of any such primary obligation against loss (in whole or in part) in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties given in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the amount that can reasonably be expected to become an actual or matured liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in the Borrower or other portfolio companies of such person, but excluding all such portfolio companies.

“Conversion/Continuation Notice” shall mean a request by the Borrower in accordance with Section 2.06(b), substantially in the form of Exhibit E.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) Indebtedness incurred or obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in conversion of or exchange for, or to extend, renew, replace or refinance, in whole or in part, existing Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such extending, renewing or refinancing Indebtedness, (ii) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt (but in any event on or later than the Maturity Date for the Initial Loans), (iii) unless such Credit Agreement Refinancing Indebtedness is incurred by means of extension, renewal, conversion or exchange without resulting in Net Cash Proceeds, such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid as set forth in Section 2.08(d)(ii), the definition of “change of control” (or applicable similar definition or provision) thereunder shall be no more favorable to the providers of such Credit Agreement Refinancing Indebtedness than the “Change in Control” definition contained in this Agreement, and (iv) if such Credit Agreement Refinancing Indebtedness results in the extension, renewal, conversion or exchange (as opposed to repayment in cash) of any Class of Loans and/or Commitments, the opportunity to participate in such Credit Agreement Refinancing Indebtedness shall be offered to all Lenders of the affected Class on a ratable basis and allocated among all accepting Lenders of the affected Class first, on a ratable basis equal to an amount obtained by dividing the aggregate principal amount of the Refinanced Debt held by such accepting Lender by the aggregate principal amount of Refinanced Debt held by all Lenders and next, to the extent of any excess to the Refinanced Debt of all accepting Lenders as agreed by the Administrative Agent and the Borrower, pursuant to notice and acceptance procedures to be agreed between the Borrower and the Administrative Agent, each acting reasonably.

“Credit Extension” shall mean the making of a Loan by a Lender.

“Credit Facilities” shall mean the loan facility under this Agreement, including any facility contemplated by Section 2.15.

“Cumulative Credit Availability” shall mean, as of any date, an amount (which shall not be less than zero), determined on a cumulative basis, equal to, without duplication:

(a) the Retained Excess Cash Flow Amount; plus

(b) the cumulative amount of Net Cash Proceeds received after the Closing Date that have been contributed as capital to the Borrower or otherwise received by the Borrower in respect of the issuance of Qualified Capital Stock by the Borrower, but excluding any such sale or issuance by the Borrower of its Equity Interests upon exercise of any warrant or option to directors, officers or employees of the Borrower, plus

(c) the cumulative amount of Net Cash Proceeds that have been contributed as capital to the Borrower or otherwise received by the Borrower in connection with a Qualifying IPO less the amount of such Net Cash Proceeds used to prepay the Loans in accordance with Section 2.08(b), minus

(d) the cumulative amount of Investments made in reliance on Section 6.04(o), minus

(e) the cumulative amount of Dividends made in reliance on Section 6.08(b), minus

(f) the cumulative amount of Acquisition Consideration paid in respect of Permitted Acquisitions in reliance on Cumulative Credit Availability pursuant to paragraph (viii) of the definition of “Permitted Acquisitions”, minus

(g) the cumulative amount of (i) voluntary or optional payments or prepayments on or (ii) redemptions, retirements, defeasances, or acquisitions for value of or (iii) any prepayments or redemptions as a result of any Disposition, change of control or similar event of, Junior Financing made in reliance on clause (II) of the proviso in Section 6.11(a).

“Debt Fund Affiliate” shall mean any Affiliate of the Borrower that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which any equity fund which has a direct or indirect equity investment in the Borrower or any Subsidiary of the Borrower does not make any investment decisions.

“Debt Issuance” shall mean the incurrence by any Loan Party of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization and mandatory principal repayments (whether pursuant to this Agreement or otherwise) of all Indebtedness for such period.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Excess” shall mean, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” shall mean, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (b) the date on which (i) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (ii) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (c) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Default Rate” shall have the meaning assigned to such term in Section 2.04(c).

“Defaulted Loan” shall have the meaning assigned to such term in Section 2.14.

“Defaulting Lender” shall have the meaning assigned to such term in Section 2.14.

“Disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments) or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase or payment obligation which may come into effect prior to the first anniversary of the Final Maturity Date (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments).

“Disqualified Institution” shall mean (a) any person identified by the Borrower to the Administrative Agent in writing and approved by the Administrative Agent prior to the Closing Date and (b) any other person deemed by the Borrower, in good faith, to be a direct or indirect competitor of the Borrower or any of its Subsidiaries and designated by the Borrower as such from time to time after the Closing Date in a certificate (which shall set forth in reasonable detail the basis for each applicable designation) duly executed by a Responsible Officer of the Borrower.

“Disregarded Domestic Person” shall mean any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for United States federal income tax purposes if substantially all of its assets consist of the equity of one or more direct or indirect Foreign Subsidiaries.

“Distribution Center” shall mean the proposed second distribution center of the Borrower which is anticipated to be located in the southern United States or in the mid-western region of the United States and purchased or developed by a Loan Party at a cost of approximately $28,000,000.

“Dividend” shall mean, with respect to any person, that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the outstanding Equity Interests of such person (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Effective Yield” shall mean, as to any Loans of any Class, the effective yield on such Loans as determined in good faith by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) four years following the date of incurrence thereof) payable generally to the Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary consent fees paid generally to consenting Lenders. All such determinations made by the Administrative Agent shall, absent manifest error, be final, conclusive and binding on the Borrower and the Lenders, and the Administrative Agent shall have no liability to any person with respect to such determination absent gross negligence or willful misconduct.

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is maintained by any Loan Party or any ERISA Affiliate.

“Environment” shall mean air, land, soil, surface waters, ground waters, wetlands, stream and river sediments, biota and any indoor area.

“Environmental Claim” shall mean any claim, notice, demand, Order, action, suit, proceeding, or other communication alleging or asserting liability or obligations under Environmental Law, including liability or obligation for investigation, assessment, remediation, removal, cleanup, Response, corrective action, restoration, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into, under or from the Environment at any location or (ii) any violation of or non-compliance with Environmental Law.

“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental Response, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by the Borrower after the Closing Date of any Equity Interests in the Borrower (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in the Borrower or (ii) any contribution to the capital of the Borrower; provided, however, that an Equity Issuance shall not include any Preferred Stock Issuance or Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that is, along with any Loan Party, treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code; provided, however, that any former ERISA Affiliate of such person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate with respect to liabilities arising after such period for which such person or such Subsidiary could reasonably be expected to be liable under Title IV of ERISA.

“ERISA Event” shall mean (a) a “reportable event” within the meaning of Section 4043(c) of ERISA and the regulations issued thereunder with respect to any Pension Plan other than such events for which the provision of 30-day notice is waived under such regulations; (b) the failure to meet the minimum funding standard of Section 412 or 430 of the Code with respect to any Pension Plan (whether or not waived), or a determination that any Pension Plan is, or is expected to be, considered an at-risk Plan within the meaning of Section 430 of the Code or Section 303 of ERISA, or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Loan Party or any ERISA Affiliate from any Pension Plan with two (2) or more contributing sponsors resulting in liability pursuant to Section 4063 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Loan Party or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, or a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or (h) the imposition of a Lien pursuant to Section 430 of the Code or pursuant to Section 303 or Title IV of ERISA with respect to any Pension Plan.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Event of Default” shall have the meaning assigned to such term in Article VIII.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the sum, without duplication, of:

(a) the sum, without duplication, of:

(i) Consolidated EBITDA for such Excess Cash Flow Period; and

(ii) the decrease, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period; minus

(b) the sum, without duplication, of:

(i) the amount of any cash Consolidated Tax Expense paid by the Borrower and its Subsidiaries with respect to such Excess Cash Flow Period;

(ii) the amount of Debt Service for such Excess Cash Flow Period;

(iii) permanent repayments and prepayments of Indebtedness made by the Borrower and its Subsidiaries during such Excess Cash Flow Period (other than repayments and prepayments of Loans) but only to the extent that (A) (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn, and (ii) such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness, and (B) the amounts used to make such payments are not funded from Externally Generated Funds;

(iv) the increase, if any, in the Net Working Capital from the beginning to the end of such Excess Cash Flow Period;

(v) [Reserved];

(vi) cash items of expense (including losses) during such Excess Cash Flow Period not deducted in calculating Consolidated EBITDA (including, without limitation, the cash items in paragraphs (j) and (k) in the definition of Consolidated EBITDA);

(vii) the amount of any non-cash gain included in Consolidated EBITDA for such Excess Cash Flow Period recognized as a result of any Asset Sale; and

(viii) Capital Expenditures made in cash during such Excess Cash Flow Period to the extent not funded from Externally Generated Funds.

“Excess Cash Flow Period” shall mean each Fiscal Year of the Borrower beginning with the fiscal year ended January 30, 2013.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a Wholly Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable law, regulation or contractual obligation from guaranteeing the Obligations or that would require governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee or where the making of such guarantee would result in material adverse tax consequences (as reasonably determined by the Borrower), (d) any Domestic Subsidiary of the Borrower that is a Disregarded Domestic Person, (e) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Borrower, (f) any Foreign Subsidiary and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost of providing a guarantee of the Obligations shall outweigh the benefits to be afforded thereby.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes, branch profits taxes (including those imposed in a jurisdiction in which the Borrower is located), franchise taxes (imposed in lieu of income taxes) or other Taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, or in which it is doing business, or in which it has a present or former connection (other than such a connection resulting from a Secured Party having executed or delivered, or performed its obligations, or received a payment under, or enforced any Loan Document) or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender, (i) any withholding Taxes imposed under FATCA and (ii) other than an assignee pursuant to a request by the Borrower under Section 2.13, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a change in law occurring after the time such Foreign Lender becomes a party to this Agreement shall not be an Excluded Tax).

“Executive Order” shall have the meaning assigned to such term in Section 3.17(a).

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Externally Generated Funds” shall mean funds generated from the proceeds of any Indebtedness, Equity Issuance, Asset Sale or Casualty Event (in each case, without regard to the exclusions from the definitions of Debt Issuance, Equity Issuance, Asset Sale or Casualty Event).

“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Borrower or the Subsidiary of the Borrower selling such asset.

“FATCA” shall mean, Section 1471 through 1474 of the Code as in existence on the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or published administrative guidance implementing such Sections.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated May 16, 2012 among the Borrower and Goldman Sachs.

“Fees” shall mean the Administrative Agent Fees and the other fees referred to in Section 2.03(b).

“Final Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest Maturity Date of any Class of Initial Loans or Other Loans.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person or such other financial officer with reasonably equivalent responsibilities as the foregoing persons.

“Fiscal Quarter” shall mean each period of thirteen or fourteen weeks ending on or about April 30, July 31, October 31 and January 31.

“Fiscal Year” shall mean the twelve (12) month period ending on the Saturday closest to January 31 of the following year.

“Flood Zone” shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Foreign Subsidiary” shall mean (a) a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia (and including a Subsidiary of such a Subsidiary) and (b) any direct or indirect Subsidiary that is (i) a “controlled foreign corporation” within the meaning of Section 957(a) of the Code and any Subsidiary of such controlled foreign corporation or (ii) a domestic corporation or domestic partnership for U.S. federal income tax purposes, all or substantially all of whose assets consist of Equity Interests in one or more entities described in clause (i) above.

“Funding Default” as defined in Section 2.14.

“Funding Notice” shall mean a notice substantially in the form of Exhibit B.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality or regulatory body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Guarantee Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit K or such other form as shall be approved by the Collateral Agent and the Borrower.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantor” shall mean each Domestic Subsidiary of any Loan Party that is or becomes a party to this Agreement and the Security Documents pursuant to Section 5.11; provided, however, that the Guarantors shall not include any Excluded Subsidiary.

“Hazardous Materials” shall mean any substance, material or waste defined or regulated under any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and effect, including mold, asbestos or any asbestos-containing materials in any form or condition, lead-based paint, urea formaldehyde, pesticides, radon or any other radioactive materials including any source, special nuclear or by-product material, petroleum, petroleum products, petroleum-derived substances, and crude oil or any fraction thereof.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in Insolvency Proceedings against the applicable counterparty obligor thereunder), (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include an Agent, a Lender or any Affiliate of an Agent or a Lender).

“Historical Financial Statements” shall mean as of the Closing Date, (a) the audited financial statements of the Borrower and its Subsidiaries, for the immediately preceding three (3) Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (b) the unaudited financial statements of the Borrower and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three (3) month period ending on such date, and, in the case of clauses (a) and (b), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Immaterial Subsidiaries” shall mean all Subsidiaries of the Borrower designated as such in writing by the Borrower to the Administrative Agent from time to time for which (a) the aggregate value of assets of any such Subsidiary does not exceed 2% of the consolidated total assets of the Borrower and its Subsidiaries, (b) the aggregate value of assets of all such Subsidiaries does not exceed 5% of the consolidated total assets of the Borrower and its Subsidiaries, (c) the gross revenue of such Subsidiary does not exceed 2% of the consolidated gross revenues of the Borrower and its Subsidiaries and (d) the aggregate gross revenues of all such Subsidiaries does not exceed 5% of the consolidated gross revenues of the Borrower and its Subsidiaries, in each case determined as of the last day of the most recent Fiscal Quarter or Fiscal Year for which financial statements have been delivered in accordance with Section 5.01. If, at any time and from time to time after the Closing Date, one or more Subsidiaries shall cease to qualify as “Immaterial Subsidiaries”, then the Borrower shall, on the date on which financial statements are in accordance with Section 5.01 for such Fiscal Quarter or Fiscal Year, as the case may be, delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries (which shall cease to constitute “Immaterial Subsidiaries”) as may be necessary to ensure compliance with this definition.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such person issued or assumed as part of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than ninety (90) days); (e) all Indebtedness secured by any Lien on property owned or acquired by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness secured; (f) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (g) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such person, valued, in the case of a redeemable preferred Equity Interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (h) all Hedging Obligations, valued at the Hedging Termination Value thereof; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Liabilities” shall mean, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Loan Documents, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantees)); (ii) the fee and engagement letters delivered by any Agent or any Lender to the Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Loan” shall mean a term loan made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01(a).

“Initial Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender as in effect on the Closing Date to make an Initial Loan hereunder in the amount set forth on Annex I to this Agreement or on Schedule 1 to the Assignment Agreement pursuant to which such Lender assumed its Initial Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate principal amount of the Lenders’ “Initial Loan Commitments” on the Closing Date is $100,000,000.

“Insolvency Laws” shall mean the Bankruptcy Code of the United States, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar applicable Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code of the United States.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party that is an owner or lessee of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.05 and all renewals and extensions thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean an intercompany demand promissory note substantially in the form of Exhibit D.

“Intercreditor Agreement” shall mean an intercreditor agreement among, inter alias, the Administrative Agent, the Collateral Agent and one or more Senior Representatives for holders of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, as the case may be, providing that, inter alia, the Liens on the Collateral as between the Collateral Agent (for the benefit of the Secured Parties) and one or more Senior Representatives (for the benefit of the holders of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, as the case may be) shall be pari passu or subordinate in right of payment and pari passu or subordinate with respect to security, in each case as the context may require, with any remaining Credit Facilities, as such intercreditor agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent, the Collateral Agent, the Required Lenders and the Borrower.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan of any Class, the last Business Day of each Fiscal Quarter to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan of any Class, the last day of the Interest Period applicable to the Loan of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, (c) with respect to any Loan of any Class, the Maturity Date and, after such maturity, on each date on which demand for payment is made.

“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, in each case if available to all relevant affected Lenders, nine (9) or twelve (12) months thereafter or, with the consent of the Lenders, such shorter period as may be selected by the Borrower); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Joinder Agreement” shall mean (a) a Security Joinder Agreement and/or (b) a Guarantee Joinder Agreement, as the case may be.

“Junior Financing” has the meaning set forth in Section 6.11(a).

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Leased Real Property” shall have the meaning assigned to such term in Section 3.05(b).

“Leases” shall mean any and all leases, licenses, subleases, sublicenses, tenancies, options, concession agreements, rental agreements, occupancy agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, relating to tenancy of real property or rights of use or occupancy of all or any portion of any real property.

“Legal Requirements” shall mean, as to any person, the Organizational Documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

“Lender Counterparty” shall mean each Lender, each Agent and each of their respective Affiliates counterparty to a Hedging Agreement (including any person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedging Agreement, ceases to be an Agent or a Lender, as the case may be); provided, at the time of entering into a Hedging Agreement, no Lender Counterparty shall be a Defaulting Lender.

“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institutions or other person that becomes a party hereto pursuant to an Assignment Agreement or a Refinancing Amendment, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to (i) an Assignment Agreement or (ii) the operation of Section 2.13.

“Lien” shall mean, (a) with respect to any property, (i) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents, any Hedging Agreement entered into pursuant to Section 5.10, each Joinder Agreement, the ABL Intercreditor Agreement, any Intercreditor Agreement (if any) and, except for purposes of Section 10.02(a), the Fee Letter.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Initial Loans and/or any Other Loans, as the context may require. Each Loan shall either be an ABR Loan or a Eurodollar Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights and remedies of the Administrative Agent (taken as a whole) under the Loan Documents or (c) a material and adverse effect on the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment Obligations under the Loan Documents.

“Material Indebtedness” shall mean (a) the Indebtedness listed on Schedule 1.01(a) and (b) any other Indebtedness (other than the Loans) or Hedging Obligations of any Loan Party in an aggregate outstanding principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the Hedging Termination Value thereof at such time.

“Material Real Property” shall mean Owned Real Property with a Fair Market Value in excess of $2,000,000.

“Maturity Date” shall mean (a) with respect to the Initial Loans, the date that is three (3) years after the Closing Date; provided that if a Qualifying IPO of the Borrower shall not have been consummated within twelve (12) months of the Closing Date, then “Maturity Date” shall mean the date that is two (2) years after the Closing Date and (b) with respect to the Other Loans, as set forth in the applicable Refinancing Amendment.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.13.

“Mortgage” shall mean an agreement, including a mortgage, deed of trust or any other document, creating and evidencing a Lien (subject only to Permitted Collateral Liens) on a Mortgaged Property as security for the Secured Obligations, which shall be in a form reasonably satisfactory to the Collateral Agent and the Borrower, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign Legal Requirements.

“Mortgaged Property” shall mean each parcel of fee-owned Material Real Property, if any, and improvements thereto which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(d).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA, (a) to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions, or (b) to which any Loan Party or any ERISA Affiliate has within the preceding six plan years made or been obligated to make contributions.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the proceeds thereof in the form of cash, Cash Equivalents and marketable securities (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable, or by the sale, transfer or other Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) reasonable and customary selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by the Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than the Obligations and any such other Indebtedness assumed by the purchaser of such properties);

(b) with respect to any (i) Debt Issuance, (ii) Equity Issuance or (iii) other issuance or sale of Equity Interests by the Borrower or any of its Subsidiaries, the cash proceeds thereof received by the Borrower or any of its Subsidiaries, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received by the Borrower or any of its Subsidiaries in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Non-Debt Fund Affiliate” shall mean any Affiliate of the Borrower other than (a) any Subsidiary of the Borrower, (b) any Debt Fund Affiliate and (c) any natural person.

“Non-Public Information” shall mean material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the Borrower or its Subsidiaries or their Securities.

“Notes” shall mean any notes evidencing the Loans, in each case issued pursuant to Section 2.02(e), if any, substantially in the form of Exhibit G.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.02.

“Obligations” shall mean (a) all obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing at the applicable contract rate during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations at the applicable contract rate incurred during the pendency of any Insolvency Proceeding, regardless of whether allowed or allowable in such Insolvency Proceeding), of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“OFAC” shall have the meaning assigned to such term in Section 3.17(b).

“Offer Loans” shall have the meaning assigned to such term in Section 10.04(j)(ii).

“Officers’ Certificate” shall mean a certificate executed by (a) a Responsible Officer of the relevant Loan Party and (b) if such certificate relates to financial matters, one of the Financial Officers of the relevant Loan Party, in each case in his or her official (and not individual) capacity.

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Organizational Documents” shall mean, with respect to any person, (a) in the case of any corporation, the certificate of incorporation or deed of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constitutive documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constitutive documents) of such person (and, where applicable, the equityholders or shareholders registry of such person), (d) in the case of any general partnership, the partnership agreement (or similar constitutive document) of such person, (e) in any other case, the functional equivalent of the foregoing, and (f) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such person.

“Other Commitments” shall mean one or more Series of term loan commitments to make Other Loans hereunder that result from a Refinancing Amendment.

“Other Lender” shall mean a Lender with an outstanding Other Loan of a given Series or with an Other Commitment of a given Series.

“Other Loans” shall mean one or more Series of Loans (other than Initial Loans) that result from a Refinancing Amendment.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges (including fees and expenses to the extent incurred as a result of any such taxes or charges) or similar levies (including interest, fines, penalties and additions resulting from any of the foregoing) arising from any payment made or required to be made under, or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document or any transaction contemplated therein.

“Owned Real Property” shall have the meaning assigned to such term in Section 3.05(b).

“Participant” shall have the meaning assigned to such term in Section 10.04(e).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 3.17(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party could reasonably be expected to incur liability (including under Section 4069 of ERISA).

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of all or substantially all the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, subject to satisfaction of each of the following conditions:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, the Borrower shall be in compliance with the financial covenant set forth in Section 6.10 as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction had occurred on the first day of such relevant Test Period);

(iii) no Loan Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or Contingent Obligation (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations incurred in the ordinary course of business that do not constitute Indebtedness (and not in anticipation of such acquisition) and necessary or desirable to the continued operation of the underlying business, persons or properties being so acquired, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Loan Party hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.14 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents in accordance with Section 5.12 and shall be free and clear of any Liens, other than Permitted Liens;

(v) the Board of Directors of the person to be acquired shall not have indicated its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements;

(vii) at least ten (10) Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance);

(viii) the Acquisition Consideration for any acquisition of the Equity Interests of any person that does not become a Guarantor shall not exceed $1,000,000, and the aggregate amount of the Acquisition Consideration for all such acquisitions and Permitted Joint Ventures since the Closing Date shall not exceed $2,500,000 plus the Cumulative Credit Availability at such time; provided that no Cumulative Credit Availability will be permitted to be used as Acquisition Consideration for any Permitted Acquisition unless prior to the making of such Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer, calculating in reasonable detail the amount of Cumulative Credit Availability immediately prior to such Permitted

Acquisition and the amount thereof to be so applied and certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i), and containing the calculations (in reasonable detail) required by preceding clause (i); provided, further, that no Equity Interests constituting all or a portion of such Acquisition Consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the date which is 91 days following payment in full and performance of the Obligations; and

(ix)(a) in the case of an acquisition of all or substantially all of the property of any person, (A) the person making such acquisition is the Borrower or a Guarantor and (B) to the extent required under the Loan Documents, including Section 5.12, upon consummation of the Permitted Acquisition, the person being so acquired becomes a Guarantor, (b) in the case of an acquisition of all or substantially all of the Equity Interests of any person, (A) the person making such acquisition is the Borrower or a Guarantor and (B) to the extent required under the Loan Documents, including Section 5.12, upon consummation of the Permitted Acquisition, the person the Equity Interests of which are being so acquired becomes a Guarantor, and (c) in the case of a merger or consolidation or any other combination with any person, the person surviving such merger, consolidation or other combination (x) is the Borrower or a Guarantor or (y) to the extent required under the Loan Documents, including Section 5.12, upon consummation of the Permitted Acquisition becomes a Guarantor.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (c), (d), (e), (g), (n), (u), (v), (w) and (x) of Section 6.02; provided, however, on the Closing Date or upon the date of delivery of each additional Mortgage under Section 5.11 or Section 5.12, Permitted Collateral Liens shall mean only those Liens that are (i) identified on a schedule to the applicable Mortgage, (ii) excepted as being prior to the Lien of such Mortgage as set forth in the Title Policy (or commitment therefor) relating to such Mortgaged Property issued by the applicable Title Company and (iii) other Permitted Liens.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured loans; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans and/or Commitments (including portions of Classes of Loans and/or Commitments), (c) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 181 days after the Final Maturity Date (determined immediately prior to the time such Indebtedness is incurred), (d) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors, (f) the terms and conditions of such Indebtedness (including with respect to amortization, covenants, defaults, remedies and guaranty provisions, if any, but excluding interest rates, fees, optional prepayment and redemption provisions) shall reflect market terms and conditions precedent at the time of incurrence but shall be substantially the same as to, or otherwise less favorable to, the Lenders providing such Indebtedness than those applicable to the then outstanding Class of Loans and/or Commitments being so refinanced, except to the extent such covenants and other terms apply solely to any period after the date that is 181 days after the Final Maturity Date at the time such Indebtedness is incurred and (g) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement and/or an Intercreditor Agreement with respect thereto.

“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view.”

“Permitted Holders” shall mean (a) the Sponsor and (b) any Controlled Investment Affiliates thereof.

“Permitted Joint Venture” shall mean any person that is organized under the laws of the United States or the District of Columbia and a portion of the Equity Interests of which are acquired by a Loan Party after the Closing Date and is owned by a Loan Party and one or more persons other than a Loan Party after such acquisition; provided that all of the following conditions shall have been satisfied at the time of such acquisition: (a) such person shall be engaged in a business of the type that the Borrower and its Subsidiaries are permitted to be engaged in under Section 6.14, (b) no Default or Event of Default then exists or would result therefrom, (c) the Loan Parties are not prohibited from, either directly or indirectly, receiving its proportionate amount of the total dividends, distributions and payments from, and other economic interests in, the joint venture, (d) a Loan Party has the right to participate, or elect representatives who participate, in the direction of the business and affairs of the joint venture, (e) no Loan Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or Contingent Obligation (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business (and not in anticipation of such acquisition) and necessary or desirable to the continued operation of the underlying business, persons or properties being so acquired, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Loan Party hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition, (f) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Legal Requirements, (g) at least five (5) Business Days prior to the proposed date of consummation of the transaction, the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance) and (h) the Acquisition Consideration for any Permitted Joint Ventures shall not exceed $1,000,000 since the Closing Date and the Acquisition Consideration for all Permitted Joint Ventures and Permitted Acquisitions subject to clause (viii) of the definition thereof after the Closing Date shall not exceed $2,500,000; provided that no Equity Interests constituting all or a portion of such Acquisition Consideration shall require any payments or other distributions of cash or property in respect thereof, or any purchases, redemptions or other acquisitions thereof for cash or property, in each case prior to the date which is 91 days following payment in full and performance of the Obligations.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of second lien secured notes or second lien secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second lien, subordinated basis to the Secured Obligations, the obligations in respect of any Permitted First Priority Refinancing Debt and the obligations in respect of the ABL Indebtedness and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of Classes of Loans), (c) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 181 days after the Final Maturity Date (determined immediately prior to the time such Indebtedness is incurred), (d) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors, (f) the terms and conditions of such Indebtedness (including with respect to amortization, covenants, defaults, remedies and guaranty provisions, if any, but excluding interest rates, fees, optional prepayment and redemption provisions) shall reflect market terms and conditions precedent at the time of incurrence but shall be substantially the same as to, or otherwise less favorable to, the Lenders providing such Indebtedness than those applicable to the then outstanding Class of Loans and/or Commitments being so refinanced, except to the extent such covenants and other terms apply solely to any period after the date that is 181 days after the Final Maturity Date at the time such Indebtedness is incurred and (g) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the ABL Intercreditor Agreement and/or an Intercreditor Agreement with respect thereto.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or senior unsecured loans; provided that (a) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of Classes of Loans), (b) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the date that is 181 days after the Final Maturity Date (determined immediately prior to the time such Indebtedness is incurred), (c) such Indebtedness is not guaranteed by any Subsidiaries other than the Guarantors, (d) the terms and conditions of such Indebtedness (including with respect to amortization, covenants, defaults, remedies and guaranty provisions, if any, but excluding interest rates, fees, optional prepayment and redemption provisions) shall reflect market terms and conditions precedent at the time of incurrence but shall be substantially the same as to, or otherwise less favorable to, the Lenders providing such Indebtedness than those applicable to the then outstanding Class of Loans and/or Commitments being so refinanced, except to the extent such covenants and other terms apply solely to any period after the date that is 181 days after the Final Maturity Date at the time such Indebtedness is incurred and (e) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Subsidiary.

“person” shall mean any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.

“Pledgor” shall mean the Borrower and each Subsidiary of any Loan Party that is or becomes a party to this Agreement (in its capacity as a Guarantor) and the Security Documents pursuant to Section 5.12.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Loan Party of any Preferred Stock after the Closing Date.

“Prime Rate” shall mean, for any day, the rate of interest per annum announced by the Administrative Agent from time to time as its prime commercial lending rate for Dollar loans in the United States for such day. The Prime Rate is not necessarily the lowest rate that the Administrative Agent is charging any corporate customer.

“Principal Office” shall mean, for each of the Administrative Agent and the Collateral Agent, such person’s “Principal Office” as set forth on Annex II, or such other office or office of a third party or sub-agent, as appropriate, as such person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to (a) any Permitted Acquisition (to the extent not subsequently disposed of during such period), (b) any Permitted Joint Venture, or (c) any Asset Sale, as if such Permitted Acquisition, Permitted Joint Venture or Asset Sale, and all other Permitted Acquisitions, Permitted Joint Ventures or Asset Sales consummated during the applicable period, and any Indebtedness or other liabilities incurred in connection with such Permitted Acquisitions, Permitted Joint Ventures or Asset Sales had been consummated and incurred at the beginning of such period. For purposes of this definition, if any Indebtedness to be so incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of incurrence had been the applicable rate for the entire period (taking into account any applicable interest rate Hedging Agreements).

“Pro Rata Share” shall mean with respect to all payments, computations and other matters relating to the Loan of any Lender, the percentage obtained by dividing (a) the Loans and Commitments of that Lender by (b) the aggregate Loans and Commitments of all Lenders.

“Projections” shall have the meaning assigned to such term in Section 3.04(b).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all real property, cash, securities, accounts, revenues and contract rights.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to the Borrower or its Subsidiaries.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets (including Equity Interests of any person owning fixed or capital assets) or the cost of installation, construction or improvement of any fixed or capital assets.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualifying IPO” shall mean the first bona fide underwritten primary or secondary (or combination of primary and secondary) public offering (other than a public offering pursuant to a registration statement on Form S-8) by the Borrower of its common Equity Interests after the Closing Date pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Quarterly Payment Date” shall mean the last Business Day of each Fiscal Quarter occurring after the Closing Date, commencing on July 27, 2012.

“Refinanced Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment” shall mean an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender and/or Other Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Effective Date” shall have the meaning set forth in Section 2.15(c).

“Refinancing Indebtedness” shall mean, with respect to any person, any replacement, refinancing, refunding, renewal or extension of any Indebtedness of such person, provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so replaced, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, discounts, premiums thereon, costs and fees and expenses incurred, in connection with such replacement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

(b) such replacement, refinancing, refunding, renewal or extension has at the time incurred a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended; and

(c) if such Indebtedness being replaced, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such replacement, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being replaced, refinanced, refunded, renewed or extended;

provided that when such term is used in respect of (i) Permitted First Priority Refinancing Debt, such Refinancing Indebtedness must also satisfy clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted First Priority Refinancing Debt; (ii) Permitted Second Priority Refinancing Debt, such Refinancing Indebtedness must also satisfy clauses (a), (c), (d), (e), (f) and (g) of the definition of Permitted Second Priority Refinancing Debt; and (iii) Permitted Unsecured Refinancing Debt, such Refinancing Indebtedness must also satisfy clauses (b), (c), (d) and (e) of the definition of Permitted Unsecured Refinancing Debt.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from, under or through the Environment or any real property.

“Repayment Date” shall have the meaning assigned to such term in Section 2.07(a).

“Required Lenders” shall mean, at any date of determination, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(25) or any words of similar import defined under other applicable Environmental

Law, or (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, remediate, contain, assess, abate, monitor or in any other way address any Hazardous Materials at, in, on, under or from any real property, or otherwise in the Environment, (ii) prevent, stop, control or minimize the Release or threat of Release, or minimize the further Release, of any Hazardous Material, or (iii) perform studies, investigations, maintenance or monitoring in connection with, following, or as a precondition to or to determine the necessity of, the actions set forth in clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer thereof with significant responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of any Loan Party, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 6.11.

“Retained Excess Cash Flow Amount” shall mean, at any date of determination, an amount equal to 50% of the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination for which the amount of Excess Cash Flow shall have been calculated as provided in Section 5.01(c).

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended from time to time and, and any successor statute.

“Secured Obligations” shall mean (a) the Obligations and (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Permitted Hedging Agreement intended to protect against fluctuations in interest rates entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively:

(a) with respect to the Obligations, the Administrative Agent, the Collateral Agent, each other Agent and the Lenders; and

(b) with respect to obligations under Permitted Hedging Agreements, each counterparty to such Permitted Hedging Agreement if (i) at the date of entering into such Hedging Agreement such counterparty was an Agent, a Lender or an Affiliate of an Agent or Lender, and (ii) such counterparty executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such counterparty (x) appoints the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit H among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be supplemented from time to time by one or more Joinder Agreements.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.12, but shall not include Equity Interests representing more than 65% of the total combined voting power of any Foreign Subsidiary or Disregarded Domestic Person to secure the Obligations of any Loan Party.

“Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign Legal Requirements to grant a valid, enforceable, perfected security interest (with the priority required under the Loan Documents) in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed or registered with respect to the security interests in property created pursuant to the Security Agreement, any Mortgage and any other document or instrument utilized to pledge any property as collateral for the Secured Obligations.

“Security Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit A to the Security Agreement or such other form as shall be approved by the Collateral Agent and the Borrower.

“Senior Representative” shall mean, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Series” shall mean all Loans or Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Loans or Commitments provided for therein are intended to be a part of any previously established Series) and that provide for the same interest margins and amortization schedule.

“Solvency Certificate” shall have the meaning assigned to such term in Section 4.01(f).

“SPC” shall have the meaning assigned to such terms in Section 10.04(h).

“Specified Equity Contribution” shall have the meaning assigned to such term in Section 8.02.

“Sponsor” shall mean Advent International Corporation, a Delaware corporation.

“Statutory Reserves” shall mean, for any day during any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal,

supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including Regulation D) (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Subordinated Indebtedness” shall mean Indebtedness of any Loan Party that is by its terms subordinated in right of payment to all or any portion of the Secured Obligations.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (a) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (c) any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (d) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Borrower.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iii) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (iv) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 5.11(d), or (b) otherwise reasonably acceptable to the Collateral Agent.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b) (i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Loan Party is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Loan Party of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean (a) any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis (including interest, fines, penalties or additions with respect to any of the foregoing), and (b) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. law)) in respect of any item described in clause (a).

“Test Period” shall mean, at any time, the four consecutive Fiscal Quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Schedule 5.11(d).

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the Initial Loans hereunder, (b) the payment of all fees, premiums, costs and expenses to be paid on or prior to the Closing Date owing in connection with the foregoing (including to fund any upfront fees) and (c) the entry into the ABL Loan Documents.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Type” shall mean, when used in reference to any Loan, a reference to whether the rate of interest on such Loan, or on the Loans comprising such Loan, is determined on the basis of Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” and “U.S.” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness, Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wholly Owned Subsidiary” shall mean, with respect to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% Equity Interest (other than directors’ qualifying shares to the extent required under applicable Legal Requirements) at such time.

Section 1.02. Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Class or by Type (e.g., a “Eurodollar Loan”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”. The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Loan Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words

“herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.03 shall apply, mutatis mutandis, to all Loan Documents.

Section 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio set forth in any Loan Document, and the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Borrower); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and the Borrower shall provide to the Administrative Agent within five (5) Business Days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of the Borrower setting forth in reasonable detail the differences (including any differences that would affect any calculations relating to the financial covenants as set forth in Section 6.10) that would have resulted if such financial statements had been prepared giving effect to such change.

(b) Notwithstanding the foregoing, when determining the amounts of Capital Lease Obligations, such determination shall be made in accordance with GAAP, provided that, subject to amendments to this Agreement as contemplated in preceding clause (a) addressing the impact of any such change, for purposes of defining Capital Lease Obligations, operating leases that are required to be reclassified as Capital Leases as a result of a change in GAAP shall remain classified as operating leases and shall not be included within the definition of Capital Lease Obligations.

Section 1.05. Pro Forma Calculations. With respect to any applicable period during which any Permitted Acquisition, Permitted Joint Venture or Asset Sale occurs as permitted pursuant to the terms hereof, the financial covenant set forth in Section 6.10 shall be calculated with respect to such period and such Permitted Acquisition, Permitted Joint Venture or Asset Sale on a Pro Forma Basis. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.06. Borrower Authorized.

(a) Each Loan Party (other than the Borrower) by its execution of this Agreement or a Joinder Agreement irrevocably appoints Borrower to act on its behalf as its agent and representative in relation to the Loan Documents and irrevocably authorizes:

(i) the Borrower on its behalf to supply all information concerning itself contemplated by this Agreement to the Agents and the Lenders and to give all notices and instructions; and

(ii) each Agent and Lender to give any notice, demand or other communication to that Loan Party pursuant to the Loan Documents to the Borrower,

and in each case the Loan Party shall be bound as though the Loan Party itself, had given the notices and instructions (including, without limitation, any Funding Notices).

(b) Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Borrower or given to the Borrower under any Loan Document on behalf of another Loan Party or in connection with any Loan Document (whether or not known to any other Loan Party and whether occurring before or after such other Loan Party became a Loan Party under any Loan Document or the Borrower executed this Agreement) shall be binding for all purposes on that Loan Party as if that Loan Party had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Borrower and any other Loan Party, those of the Borrower shall prevail.

ARTICLE II

THE CREDITS

Section 2.01. Commitments.

(a) Loan Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make an Initial Loan to the Borrower on the Closing Date in the principal amount equal to such Lender’s Initial Loan Commitment.

(b) Borrowing Mechanics for Loans.

(i) the Borrower shall deliver to the Administrative Agent a fully executed Funding Notice no later than (x) one (1) Business Day prior to the Closing Date with respect to ABR Loans and (y) three (3) days prior to the Closing Date with respect to Eurodollar Loans (or such shorter period as may be acceptable to the Administrative Agent). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Initial Loans, as the case may be, available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the principal office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Initial Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

The Borrower may make only one borrowing under the Initial Loans, which shall be on the Closing Date. Amounts paid or prepaid in respect of Loans may not be reborrowed.

Section 2.02. Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the principal amount of each Loan of such Lender as provided in Section 2.07.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Sections 2.02(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower and the other Loan Parties to pay, and perform, the Obligations in accordance with the Loan Documents. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall promptly (and, in all events, within five (5) Business Days of receipt of such request) prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.03. Fees.

(a) Administrative Agent Fees. The Borrower agree to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(b) Other Fees. The Borrower agrees to pay the Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the applicable Agents.

(c) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Borrower shall pay (i) Administrative Agent Fees directly to the Administrative Agent and (ii) the Fees provided under Section 2.03(b) directly to the Agents. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.04. Interest on Loans.

(a) Subject to the provisions of Section 2.04(c), the Loans comprising each ABR Loan for a given Class shall bear interest at a rate per annum equal to the Alternate Base Rate applicable to such Class plus the Applicable Margin in effect from time to time with respect to such Loan.

(b) Subject to the provisions of Section 2.04(c), the Loans comprising each Eurodollar Loan of a given Class shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for such Class for the Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time with respect to such Loan.

(c) Notwithstanding the foregoing, during an Event of Default under Section 8.01(a) or (b), all overdue Obligations shall bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in Sections 2.04(a) and (b) or (ii) in the case of any other Obligation, 2.0% plus the rate otherwise applicable to such Obligation (in either case, the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.04(c) (including interest on past due interest) and all interest accrued but unpaid on or after the Maturity Date of any Class, as applicable, shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan of such Class (other than a prepayment of an ABR Loan or any repayment pursuant to Section 2.07(a)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan of such Class prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

Section 2.05. Termination and Reduction of Commitments. The Initial Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Other Commitments of any Class or Series shall automatically terminate upon the conversion or refinancing, as the case may be, of all or a portion of the relevant Loans as provided in the relevant Refinancing Amendment.

Section 2.06. Interest Elections.

(a) Each Loan initially shall be of the Type specified in the applicable Funding Notice and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Funding Notice. Thereafter, the Borrower may elect to convert such Loan to a different Type or to continue such Loan and, in the case of a Eurodollar Loan, may elect Interest Periods therefor, all as provided in this Section 2.06. The Borrower on their behalf may elect different options with respect to different portions of the affected Loan, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Loan, and the Loans comprising each such portion shall be considered a separate Loan. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five (5) Eurodollar Loans outstanding hereunder at any one time.

(b) To make an election pursuant to this Section 2.06, the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to an ABR Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Loan) (the “Conversion/Continuation Notice”). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be an ABR Loan.

If any such Conversion/Continuation Notice requests a Eurodollar Loan but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of a Conversion/Continuation Notice, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Loan.

(d) If a Conversion/Continuation Notice with respect to a Eurodollar Loan is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to an ABR Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to the Borrower, that (i) no outstanding Loan may be converted to or continued as a Eurodollar Loan and (ii) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

Section 2.07. Amortization of Loans.

(a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders with Initial Loans, on each Quarterly Payment Date following the Closing Date, or if any such date is not a Business Day, on the immediately following Business Day, a principal amount of the Initial Loans equal to 0.25% of the initial aggregate principal amount of such Initial Loans (as adjusted from time to time pursuant to Section 2.08). The Borrower shall pay to the Administrative Agent, for the account of the Lenders with outstanding Other Loans, the amortization amounts and on the dates set forth in the relevant Refinancing Amendment (each such date, together with each such date on which principal of Initial Loans is required to be repaid as provided above in this clause (a), a “Repayment Date”); provided that any payment under this Section 2.07(a) shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.07(b) and 2.08(f) and by the amount of Loans purchased by any Loan Party or any of its Subsidiaries and cancelled in accordance with Section 10.04(j)(v).

(b) To the extent not previously irrevocably paid in full in cash, each Class of Loans shall be due and payable on the Maturity Date for such Class of Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

Section 2.08. Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part without premium or penalty, subject to the requirements of this Section 2.08; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $250,000.

(b) IPO. Within ten (10) Business Days after the consummation of a Qualifying IPO, the Borrower shall prepay the Loans in an aggregate amount equal to $50,000,000.

(c) Asset Sales. Not later than five (5) Business Days following the receipt of Net Cash Proceeds of any Asset Sale by the Borrower or any of its Subsidiaries, the Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.08(f); provided that:

(i) so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be reinvested in assets of any Loan Party used or useful in the operations of the Borrower or any of its Subsidiaries within 365 days following the receipt of such proceeds (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended), which time frame may be extended to 545 days following the date of receipt of such proceeds if the Borrower or the applicable Subsidiary or Subsidiaries of the Borrower shall have entered into a binding agreement within such original 365-day time frame to make such reinvestment and such reinvestment shall not be complete within the original 365-day time frame; provided that, if the property subject to such Asset Sale constituted Collateral, then all property purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the perfected Lien (subject only to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12;

(ii) if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period (or, if applicable, 545-day period), such unused portion shall be applied on the last day of such period as a mandatory prepayment as otherwise provided in this Section 2.08(c); and

(iii) if at any time that any prepayment pursuant to this Section 2.08(c) would be required, the Borrower is required to offer to repurchase or prepay Permitted First Priority Refinancing Debt (or any Refinancing Indebtedness that is secured on a pro rata basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition (such Permitted First Priority Refinancing Debt or such Refinancing Indebtedness required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.08(c) shall be reduced accordingly.

(d) Debt Issuance. (i) Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance (other than Indebtedness permitted to be incurred pursuant to Section 6.01 hereof) by the Borrower or any of its Subsidiaries, the Borrower shall make prepayments in accordance with Section 2.08(f) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(i) Not later than one (1) Business Day following the issuance or incurrence of any Credit Agreement Refinancing Indebtedness (other than solely by means of extending or renewing then existing Credit Agreement Refinancing Indebtedness without resulting in any Net Cash Proceeds), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of the Net Cash Proceeds of such Credit Agreement Refinancing Indebtedness; provided that each prepayment of Loans required by this clause (ii) shall be applied (A) first, to the Initial Loans, (B) next, to the Class or Classes of Loans with the earliest Maturity Date (ratably among such Classes, if multiple Classes exist with the same Maturity Date), until all such Loans, as applicable, of such Class or Classes have been repaid or terminated in full and (C) thereafter, to the successive Class or Classes of Loans with the then next earliest Maturity Date (ratably among such Classes, if multiple Classes exist with the same Maturity Date), and so on, until 100% of the Net Cash Proceeds from such Credit Agreement Refinancing Indebtedness has been applied to the Loans as required by this clause (ii).

(e) Casualty Events. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by the Borrower, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.08(f); provided that:

(i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered an Officer’s Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are reasonably expected to be used to repair, replace or restore the property that was the subject of such Casualty Event or otherwise reinvested in assets of any Loan Party used or useful in the operations of the Borrower or any of its Subsidiaries, in either case within 365 days following the date of receipt of such proceeds (the “Casualty Proceeds Receipt Date”) (which Officer’s Certificate shall set forth the estimates of the proceeds to be so expended), which time frame may be extended to 545 days following the Casualty Proceeds Receipt Date if the Borrower or the applicable Subsidiary or Subsidiaries of the Borrower shall have entered into a binding agreement within such original 365-day time frame to repair, replace or restore such property or make such reinvestment and such contracted work or reinvestment shall not be complete within the original 365-day time frame; provided that if the property subject to such Casualty Event constituted Collateral, then all property repaired, replaced or restored or purchased or otherwise acquired with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the perfected Lien (subject only to Permitted Liens) of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12;

(ii) if all or any portion of such Net Cash Proceeds shall not be so applied within such 365-day period (or, if applicable, 545-day period), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.08(f); and

(iii) if at any time that any prepayment pursuant to this Section 2.08(e) would be required, the Borrower is required to offer to repurchase or prepay Permitted First Priority Refinancing Debt (or any Refinancing Indebtedness that is secured on a pro rata basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Casualty Event (such Permitted First Priority Refinancing Debt or such Refinancing Indebtedness required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash

Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness at such time) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.08(f) shall be reduced accordingly.

(f) Application of Prepayments.

(i) Prior to any optional prepayment hereunder, the Borrower shall select the Loan to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.08(f)(iii), subject to the provisions of this Section 2.08(f)(i). Any prepayments of Loans pursuant to Sections 2.08(b) through and including (e) shall be applied ratably among each Class of Loans then outstanding (other than as required or permitted pursuant to Section 2.08(d)(ii) and, subject to Section 2.14, to the Lenders based on their Pro Rata Share) to reduce scheduled payments required under Section 2.07(a) in respect of each Class or Series of Loans in direct order of maturity among the next eight (8) scheduled payments to be made on each Repayment Date and, thereafter, on a pro rata basis among the payments remaining to be made on each remaining Repayment Date. Optional prepayments of Loans pursuant to Section 2.08(a) shall be applied to each Class of Loans in the manner directed by the Borrower (or, in the absence of direction from the Borrower, in direct order of maturity among the payments remaining to be made on each Repayment Date of the Class of Loans subject to such prepayment). Each of the foregoing application provisions (including Section 2.08(d)(ii)) may be modified as expressly provided in Section 2.15 in connection with a Refinancing Amendment.

(ii) Amounts to be applied pursuant to this Section 2.08 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans.

(iii) Notice of Prepayment. The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Loan, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Loan or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of a Loan of the same Type, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Loan shall be applied ratably to the Loans included in the prepaid Loan and otherwise in accordance with this Section 2.08. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.04.

(g) Waiver of Mandatory Prepayments. Notwithstanding the foregoing provisions of this Section 2.08, (i) the Lenders may waive, by written notice to the

Borrower and the Administrative Agent on or before the date on which such mandatory prepayment would otherwise be required to be made hereunder, the right to receive the amount of such mandatory prepayment of the Loans (other than in connection with a mandatory prepayment required pursuant to Section 2.08(d) as a result of any refinancing of such Loans) and (ii) any amounts not applied to the prepayment of Loans pursuant to this clause (g) may be retained instead by the Borrower (provided that no such retained amounts may be used by the Borrower to make Dividends).

(h) Notices of Cancellation or Prepayment. A notice of prepayment in full of the Credit Facilities (together with a notice to terminate in full all remaining Commitments) in connection with a full refinancing of the Credit Facilities (including in connection with a Change of Control) (an “Original Prepayment Notice”) may be revoked by written counter-notice no later than one (1) Business Day prior to the date of prepayment as specified in such Original Prepayment Notice; provided that the Borrower shall pay any breakage costs and other amounts due in respect of any such revocation as set forth in Section 2.10. The failure to make a prepayment of outstanding Obligations hereunder pursuant to an Original Prepayment Notice that is revoked in accordance with this clause (h) shall not constitute an Event of Default under Section 8.01(a).

Section 2.09. Making or Maintaining LIBOR Rate Loans

(a) Inability to determine Applicable Interest Rate. If prior to the commencement of any Interest Period for a Eurodollar Loan:

(i) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(ii) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Loan for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Conversion/Continuation Notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurodollar Loan shall be ineffective and (ii) if any Funding Notice requests a Eurodollar Loan, such Loan shall be made as an ABR Loan.

(b) Illegality or Impracticability of Eurodollar Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Loans has become unlawful as a result of a Change in Law, or (ii) the Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting the Required Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Loan then being requested by the Borrower pursuant to a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) an ABR Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into ABR Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Loan then being requested by the Borrower pursuant to a Conversion/Continuation Notice, the Borrower shall have the option to rescind such Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).

Section 2.10. Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.13, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would accrue on the principal amount of such Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market over (ii) the amount of interest that would have accrued on such principal amount had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for such period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) Business Days after receipt thereof.

Section 2.11. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, of amounts payable under Section 2.10 or 2.12, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in Dollars in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Principal Office of the Administrative Agent and except that payments pursuant to Sections 2.10, 2.12 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim (including pursuant to Section 10.08) or otherwise (including by exercise of its rights under the Security Documents), obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.11(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Affiliates thereof (as to which the provisions of this Section 2.11(c) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirements, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable Insolvency Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.11(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.11(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.11(d) or 9.07, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.12. Taxes.

(a) Payments Free and Clear of Taxes. Each payment to any Secured Party by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.

(b) Gross-Up. If any Indemnified Taxes shall be required by law to be deducted by any Loan Party or other applicable withholding agent from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased by the applicable Loan Party as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 2.12), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Legal Requirements and (iv) if a Loan Party is the applicable withholding agent, as soon as practicable after such payment is made, such Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment.

(c) Other Taxes. In addition, the Borrower agrees to pay, and authorizes the Administrative Agent to pay on behalf of the Borrower, any Other Taxes. As soon as practicable after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof.

(d) Indemnification. The Borrower shall indemnify and hold harmless, within thirty (30) days after receipt of demand therefor (with a copy to the Administrative Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Secured Party and any liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this Section 2.12(d), setting forth the amounts to be paid thereunder, together with reasonable supporting documentation of the imposition of such Indemnified Tax, shall be delivered to the Borrower with copy to the Administrative Agent, and shall be conclusive absent manifest error. Any amounts payable under this Section 2.12(d) shall be paid within ten (10) Business Days after written demand is made by a Secured Party.

(e) Tax Forms. Each Secured Party shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any documentation prescribed by law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Secured Party to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Secured Party under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Secured Party are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Without limiting the generality of the foregoing: (i) each Secured Party that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two (2) properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Secured Party is exempt from U.S. federal backup withholding; and (ii) each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable: (I) two (2) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (II) two (2) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms), (III)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit F (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent and the Borrower, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) two (2) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) and a Certificate re Non-Bank Status, substantially in the form of Exhibit I, (IV) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable, or (V) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Legal Requirements to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time, change in such Foreign Lender’s circumstances or change in applicable law renders such forms, certificates or other evidence so delivered expired, invalid, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding any other provision of this clause (f), a Secured Party shall not be required to deliver any form that such Secured Party is not legally eligible to deliver or the completion, execution, and delivery or submission of which would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (included as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f) For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan

Party. Solely for purposes of this Section 2.12, the term “Loan Documents” shall not include the Permitted Hedging Agreements, the tax gross-up and tax indemnity obligations for which (if any) shall be addressed in such documents.

(g) If any party determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary to this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

Section 2.13. Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12(b), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce materially amounts payable pursuant to Section 2.12 in the future, (ii) would not subject such Lender to any unreimbursed cost or expense, (iii) would not require such Lender to take any action inconsistent with its internal policies or legal or regulatory restrictions, and (iv) would not otherwise be disadvantageous to such Lender in any material respect. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. In the event (i) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Sections 2.09, 2.12 or 2.16, (ii) any Lender (a “Non-Consenting Lender”) fails to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of 100% of the Lenders or 100% of all affected Lenders and, which, in each case, has been consented to by the Required Lenders or (iii) any Lender defaults in its obligations to make Loans, as the case may be, or other extensions of credit hereunder or becomes subject to an insolvency or bankruptcy proceeding, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (v) in the event such assignor is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Non-Consenting Lender failed to provide its consent on any matter where the Required Lenders have given their consent, (w) no Default shall have occurred and be continuing, (x) such assignment shall not conflict with any applicable Legal Requirement, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender affected by such assignment plus all Fees and other amounts owing to or accrued for the account of such Lender hereunder (including any amounts under Section 2.12); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under the amounts paid pursuant to Section 2.12 or 2.16 cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 2.12 or 2.16, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.13(a)), or if such Lender shall waive its right to further payments under Section 2.12 or 2.16 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment Agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.13(b).

Section 2.14. Defaulting Lenders.

(a) Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Loans shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, and (ii) any mandatory prepayment of the Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b);

and (c) such Defaulting Lender’s Commitment shall be excluded for purposes of calculating any commitment or arranger fee payable to the Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.03 with respect to such Defaulting Lender’s Commitment in respect of any Default Period with respect to such Defaulting Lender.

(b) No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.14, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.14. The rights and remedies against a Defaulting Lender under this Section 2.14 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.15. Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Other Lender, Credit Agreement Refinancing Indebtedness in respect of (I) all or any portion of the Loans then outstanding under this Agreement (which for purposes of this clause (I) will be deemed to include any then outstanding Other Loans) under this Agreement, in the form of Other Loans or Other Commitments, as applicable, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu in right of payment and of security with, or at the option of the Borrower, may be subordinated in right of payment and/or security (or be unsecured) to the other Loans and Commitments hereunder, (ii) will have such pricing and call protection terms as may be agreed by the Borrower and the Lenders thereof, (iii) the Effective Yield with respect to each Class of Other Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) thereunder may be different than the Effective Yield for the Loans of other Class or Classes of Loans and Commitments, in each case, to the extent provided in the applicable Refinancing Amendment, (iv) except as provided in Section 2.08(f)(i) or as may be agreed to by the Lenders and Other Lenders providing such Credit Agreement Refinancing Indebtedness in the respective Refinancing Amendment (but solely as it relates to such person’s providing such Credit Agreement Refinancing Indebtedness waiving their pro rata share of any applicable prepayment or repayment), each Class of Other Loans shall be prepaid and repaid on a pro rata basis with all voluntary prepayments and mandatory prepayments (but not amortization payments) of the other Classes of Loans (and the proceeds of any Credit Agreement Refinancing Indebtedness shall be applied substantially concurrently with the incurrence thereof), and (v) otherwise be treated hereunder no more favorably with respect to covenants and events of default than the Refinanced Debt, except that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Final Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and such other conditions as may be agreed by the Borrower and the Lenders providing such Credit Agreement Refinancing Indebtedness and set forth in a Refinancing Amendment and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinions reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (including mortgage amendments) in order to ensure that the Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents. Any Other Loans converted from or exchanged for any then-existing Loans may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Other Loan, as applicable. Each Class or Series of Credit Agreement Refinancing Indebtedness incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $10,000,000.

(c) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment (each, a “Refinancing Effective Date”). Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended (without any consent from any Lender) to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans) and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.02(d). Additionally, each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment in connection with any Permitted Second Priority Refinancing Debt, the Loan Parties and the Collateral Agent will enter into junior lien collateral documents without the consent of the Lenders so long as the Administrative Agent has been provided reasonably requested assurances that such documentation is not more restrictive than the Collateral Documents in any material respect. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15 and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment, and this Section 2.15 shall supersede any provisions in Section 2.11 or Section 10.02 to the contrary.

Section 2.16. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.12 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (regardless of whether the underlying law, treaty or governmental rule, regulation or order was issued or enacted prior to the date hereof), including the introduction of any new law, treaty or governmental rule, regulation or order but excluding solely proposals thereof, or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or (B) any guideline, request or directive by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) or any implementation of rules or interpretations of previously issued guidelines, requests or directives, in each case that is issued or made after the date hereof: (i) subjects such Lender (or its applicable lending office) or any company controlling such Lender to any additional Tax (other than any Indemnified Taxes or Excluded Taxes) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, liquidity, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Loans that are reflected in the definition of “Adjusted LIBOR Rate”) or any company controlling such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or any company controlling such Lender or such Lender’s obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or in a lump sum or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (A) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (B) compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

Section 3.01. Organization; Powers. Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, be licensed or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. No Conflicts; No Default. The Transactions (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority or third party, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Loan Party, (c) will not violate or result in a default or require any consent or approval under (x) any indenture, instrument, agreement, or other document binding upon any Loan Party or its property or to which any Loan Party or its property is subject, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect or (y) any Organizational Document, (d) will not violate any Legal Requirement in any material respect, and (e) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Security Documents and Liens created by the ABL Loan Documents. No Default or Event of Default has occurred and is continuing.

Section 3.04. Financial Statements; Projections.

(a) The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in conformity with GAAP and fairly present in all material respects financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods to which they relate (subject to normal year-end audit adjustments and the absence of footnotes). Except as set forth in such financial statements, there are no contingent liabilities or liabilities for Taxes, long term leases or unusual forward or long term commitments that are not reflected in the Historical Financial Statements or the notes thereto and which in any such case are material in relation to the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and any of its Subsidiaries taken as a whole.

(b) On and as of the Closing Date, the projections of the Borrower and its Subsidiaries for the period of Fiscal Year 2012 through and including Fiscal Year 2015 (the “Projections”) are based on good faith estimates and assumptions made by management of the Borrower; provided, that such Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that such differences may be material; provided that as of the Closing Date and the time made, management of the Borrower believed such Projections were reasonable.

(c) Since January 28, 2012, there has been no event, change, circumstance or occurrence that has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.05. Properties.

(a) Each Loan Party has good title to, or valid leasehold interests in, all property that is material to its business, free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens (or, in the case of Collateral, Permitted Collateral Liens) and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and could not reasonably be expected to, materially impair the use thereof in the operation of the business of the Loan Parties, taken as a whole. The property of the Loan Parties, taken as a whole, is in satisfactory condition and repair for use in the ordinary course of business (ordinary wear and tear and casualty excepted).

(b) Schedule 3.05(b) contains a true and complete list of each ownership and leasehold interest in real property (i) owned by any Loan Party (“Owned Real Property”) as of the Closing Date and (ii) leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, sublessee, franchisee or licensee (“Leased Real Property”), as of the Closing Date and describes the type of interest therein held by such Loan Party and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions except to the extent the failure to obtain such consent would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) No Mortgage encumbers Mortgaged Property that is located in a Flood Zone unless flood insurance available under the National Flood Insurance Act of 1968, as amended, has been obtained in accordance with Section 5.05.

(d) The use by each Loan Party of its property and all such rights with respect to the foregoing does not infringe on the rights or other interests of any person, other than any infringement that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Loan Party’s use of any of its property does or may violate the rights of any third party that, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect. The Owned Real Property and the Leased Real Property is zoned in all material respects to permit the uses for which such real property is currently being used except to the extent such violation, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The present uses of the Owned Real Property and the Leased Real Property and the current operations of each Loan Party’s business do not violate in any material respect any provision of any applicable building codes, subdivision regulations, fire regulations, health regulations or building and zoning by-laws, except to the extent such violation, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Except for exceptions to the following that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there is no pending or, to the knowledge of the Loan Parties, threatened condemnation or eminent domain proceeding with respect to, or that could affect any of the Owned Real Property and the Leased Real Property of the Loan Parties.

(f) To the knowledge of the Loan Parties, each parcel of Owned Real Property is taxed as a separate tax lot and is currently being used in a manner that is consistent with and in compliance in all material respects with the property classification assigned to it for real estate tax assessment purposes.

Section 3.06. Intellectual Property

(a) Each Loan Party owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all patents and patent applications, trademarks, trade names, service marks, copyrights, domain names and applications for registration thereof, and technology, trade secrets, proprietary information, inventions, know-how and processes, in each case necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those for which the failure to own or be licensed, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.06, no claim has been asserted or is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe, misappropriate, dilute or otherwise violate the rights of any person, except for such claims and infringements which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, no Loan Party has done anything to authorize or enable any other person to use such Intellectual Property. Each Loan Party has taken commercially reasonable actions to protect the secrecy, confidentiality and value of all trade secrets which are material in such Loan Party’s business.

(b) No Violations or Proceedings. Except as set forth on Schedule 3.06, (i) to the knowledge of each Loan Party, there is no infringement, misappropriation, dilution or other violation by others of any right of any Loan Party with respect to any Intellectual Property, other than in any case where such infringement, misappropriation, dilution or violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (ii) no Loan Party is infringing upon, misappropriating, diluting or otherwise violating any Intellectual Property right of any other person other than in any case where such infringement, misappropriation, dilution or violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (iii) no Loan Party is in breach of, or in default under, any license of Intellectual Property by any other person, to such Loan Party, except in any case where such breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (iv) no proceedings have been instituted or are pending against any Loan Party or threatened, and no claim against any Loan Party has been received by any Loan Party, alleging any such infringement, misappropriation, dilution or other violation, except to the extent that such proceedings or claims, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) No Impairment. Neither the execution, delivery or performance of this Agreement and the other Loan Documents, nor the consummation of the Transactions and the other transactions contemplated hereby and thereby, will alter, impair or otherwise affect or require the consent, approval or other authorization of any other person in respect of any right of any Loan Party in any Intellectual Property, except to the extent that such alteration, impairment, effect, consent, approval or other authorization, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) No Agreement or Order Materially Affecting Intellectual Property. Except as set forth on Schedule 3.06, no Loan Party is subject to any settlement, covenant not to sue or other instrument, agreement or other document, or any outstanding Order, which may materially affect the validity or enforceability or restrict in any manner such Loan Party’s use, licensing or transfer of any of the Intellectual Property or may require such Loan Party to pay amounts after Closing, in each case which may reasonably be expected to result in a Material Adverse Effect.

Section 3.07. Equity Interests and Subsidiaries

(a) Schedule 3.07(a) sets forth a list of (i) the Borrower and each Subsidiary of the Borrower and its jurisdiction of incorporation or organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights on the Closing Date. All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable, and, other than the Borrower, are, as of the Closing Date, owned by the Borrower, directly or indirectly, through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents or the ABL Loan Documents or imposed pursuant to the ABL Intercreditor Agreement or any other Intercreditor Agreement and any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted, and, as of the Closing Date, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).

(b) No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or priority status with the ranking provided for in the ABL Intercreditor Agreement (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests.

Section 3.08. Litigation. There are no actions, suits, claims, disputes or proceedings at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of any Loan Party, threatened against or affecting any Loan Party or any business, property or rights of any Loan Party (a) that purport to affect or involve any Loan Document or any of the Transactions or (b) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

Section 3.09. Federal Reserve Regulations

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.

(b) No part of the proceeds of any Credit Extension will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Security Agreement Collateral does not violate such regulations.

Section 3.10. Investment Company Act, etc. No Loan Party is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in as defined in the Investment Company Act of 1940, as amended, or (b) subject to regulation under any Legal Requirement (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Obligation in respect of Indebtedness.

Section 3.11. Taxes. Each Loan Party has (a) timely filed or caused to be timely filed all income Tax Returns and all other material Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all material Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it; except for Taxes and assessments that are being contested in good faith by appropriate proceedings and for which such Loan Party has set aside on its books adequate reserves in accordance with GAAP. Each Loan Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. No Loan Party has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect. No Loan Party has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4. No Loan Party is party to any tax sharing or similar agreement.

Section 3.12. No Material Misstatements. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender, taken as a whole, in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that (a) with respect to financial estimates, projected financial information and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (b) no representation is being made pursuant to this Section 3.12 with respect to information of a general economic or general industry nature.

Section 3.13. Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party pending or, to the best of the knowledge of the Loan Parties, threatened that have resulted in, or could reasonably be expected to result in, a Material Adverse Effect. The hours worked by and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Legal Requirement dealing with such matters in any manner that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 3.14. Solvency. Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of each Credit Extension, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof and (d) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 3.15. Employee Benefit Plans

(a) Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service on which the sponsor of such plan is entitled to rely and nothing has occurred which would prevent, or cause the loss of, such qualification, in each case except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) No ERISA Event has occurred or is reasonably expected to occur except as could not reasonably be expected to result in a Material Adverse Effect.

Section 3.16. Environmental Matters.

(a) Except for the matters described on Schedule 3.16 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any of its predecessors (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any Environmental Claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Except for the matters described on Schedule 3.16 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, there are no and never have been any Hazardous Materials Released, treated, stored or disposed of on any property currently or formerly owned, operated or used by any Loan Party or (to the knowledge of the Borrower) by any of its predecessors.

(c) Except for the matters described on Schedule 3.16 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party is undertaking, or has completed, either individually or together with other potentially responsible parties, any investigation, assessment, remedial or Response action relating to any actual or threatened Release or disposal of Hazardous Materials at any site, location, or operation, either voluntarily or pursuant to the Order of any Governmental Authority or the requirements of any Environmental Law.

Section 3.17. Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”).

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Credit Extensions currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.17(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No Loan Party nor any director or officer, nor to the knowledge of the Loan Parties, any agent, employee or other person acting, directly or indirectly, on behalf of any Loan Party, has, in the course of its actions for, or on behalf of, any Loan Party, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.18. Mortgages. To the extent provided therein, each Mortgage to be executed and delivered after the Closing Date will, when delivered, be effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens, and when the Mortgages are filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Collateral Liens.

Section 3.19. Security Interests. Subject to the terms of the Security Documents, on and after the Closing Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third persons and subject to no other Liens (except such Permitted Liens as described herein), in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties; provided, however, that notwithstanding anything to the contrary herein or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender or other Secured Party with respect thereto, in each case, under foreign law.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01. Conditions to Initial Credit Extension. The obligation of each Lender to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. There shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Credit Extensions hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate required by this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (except with respect to the State of Illinois for the initial Credit Extension, which certificate shall be delivered promptly upon receipt).

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01.

(d) Financings. Each of the Loan Documents shall be in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers and shall be in full force and effect on the Closing Date.

(e) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a customary legal opinion of Pepper Hamilton LLP, special counsel for the Loan Parties, (A) dated the Closing Date and (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit J (a “Solvency Certificate”), dated the Closing Date and signed by the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower certifying that the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions, are solvent.

(g) Fees. The Arrangers and the Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including the premiums, survey charges and recording taxes and fees and the legal fees and expenses of Sullivan & Cromwell LLP, special counsel to the Administrative Agent and Arrangers, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other Advisors) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document, in each case to the extent such Fees and expenses are invoiced at least three (3) Business Days prior to the Closing Date (which Fees and expenses, for the avoidance of doubt, may be offset against the proceeds of Loans).

(h) Personal Property Requirements. The Collateral Agent shall have received:

(i) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Legal Requirements in each jurisdiction as may be necessary or appropriate to perfect the Liens created, or purported to be created, by the Security Documents in the Collateral;

(ii) certified copies, each as of a recent date, of (w) UCC searches with respect to the Borrower in form and substance satisfactory to the Collateral Agent, (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Loan Party and (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Loan Party as debtor and that are filed in the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business; provided that to the extent that the searches described in preceding clauses (x) or (y) have not been or cannot be conducted on or prior the Closing Date after using commercially reasonable efforts without undue burden or expense, such lien searches shall not be a condition precedent to the Closing Date, but shall instead be required to be conducted and delivered within sixty (60) days (or such longer period as may be reasonably acceptable to the Collateral Agent in its sole discretion) after the Closing Date pursuant to arrangements to be mutually agreed between the Collateral Agent and the Borrower; and

(iii) evidence reasonably acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable filing or recording taxes, fees, charges, costs and expenses required for the filing or recording of the Security Documents;

provided that (i) where the Borrower has used commercially reasonable efforts without undue burden or expense, to the extent any security interest under a Security Document (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, or the filing of the intellectual property security agreements with the United States Patent and Trademark Office or United States Copyright Office, or the delivery or possession of stock certificates and other instruments) is not perfected on the Closing Date, such perfection shall not be a condition to the initial Credit Extension on the Closing Date and (ii) any such unperfected security shall be perfected promptly after the Closing Date, and in no event later than ninety (90) days after the Closing Date or such later date as the Administrative Agent may agree pursuant to arrangements to be mutually agreed between the Administrative Agent and the Borrower.

(i) Insurance. The Administrative Agent shall have received a certificate as to coverage under the Insurance Policies, together with the related endorsements, required by Section 5.05 and the applicable provisions of the Security Documents, each of which Insurance Policies shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

(j) Bank Regulatory Documentation. The Administrative Agent and the Lenders shall have received, in form and substance satisfactory to them, all documentation and other information required by bank regulatory authorities or by the Administrative Agent or any Lender under or in respect of applicable Anti-Terrorism Laws or “know-your-customer” Legal Requirements, including the Executive Order and the Patriot Act, in each case to the extent such information has been reasonably requested at least three (3) Business Days or such lesser time period as may be agreed between the Administrative Agent and the Borrower prior to the Closing Date.

(k) Closing Date Material Adverse Effect. Since January 28, 2012, with respect to the Borrower and its Subsidiaries, taken as a whole, there has been no Material Adverse Effect.

(l) Financial Statements; Projections. The Administrative Agent shall have received from the Borrower (i) the Historical Financial Statements, (ii) the Projections, and (iii) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries for the twelve (12) month period ended March 31, 2012 and reflecting the consummation of the transactions contemplated by the Loan Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to the Administrative Agent.

(m) ABL Documents. The ABL Credit Agreement and the documents related thereto shall be in a form and substance reasonably satisfactory to the Administrative Agent.

Section 4.02. Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Letter of Direction. The Administrative Agent and the Arrangers shall have received (but solely as to the initial Credit Extension) a duly executed letter of direction from the Borrower addressed to the Administrative Agent and the Arrangers, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(b) Notice. The Administrative Agent shall have received a Funding Notice as required by Section 2.01 (or such notice shall have been deemed given in accordance with Section 2.01) if Loans are being requested.

(c) No Default. The Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(d) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III or in any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(e) No Legal Bar. No Order of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining Order shall have been issued, shall be pending or notice with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

Each delivery of a Funding Notice and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower and each of its Subsidiaries hereby warrants, covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will, and will cause each of its Subsidiaries to:

Section 5.01. Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution to the Lenders:

(a) Annual Reports. As soon as available and in any event within 105 days after the end of each Fiscal Year, (i) the consolidated balance sheet of the Borrower as of the end of such Fiscal Year and related consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, and in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of KPMG LLP or other independent public accountants of recognized national standing (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the dates and for the periods specified in accordance with GAAP, and (ii) a management’s discussion and analysis of the financial condition and results of operations for such Fiscal Year, as compared to the previous Fiscal Year and budgeted amounts; provided that if such information is filed with the SEC, the Borrower may comply by sending notice and copy of such information to the Administrative Agent promptly after such information becomes publicly available;

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of the first three (3) Fiscal Quarters of each Fiscal Year, (i) the consolidated balance sheet of the Borrower as of the end of such Fiscal Quarter and related consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year, and notes thereto, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management’s discussion and analysis of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year and budgeted amounts; provided that if such information is filed with the SEC, the Borrower may comply by sending notice and copy of such information to the Administrative Agent promptly after such information becomes publicly available;

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery or notice in connection with an SEC filing of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate from the Borrower certifying that no Default has occurred or, if such a Default has occurred, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenant contained in Section 6.10 and, in the case of Section 5.01(a) above, beginning with the Fiscal Year ending January 31, 2013, setting forth the calculation of Excess Cash Flow and Retained Excess Cash Flow Amount at the end of the period covered by such financial statements; and (iii) concurrently with any delivery of financial statements under Section 5.01(a) above, a certificate of the accounting firm opining on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 6.10 or, if any such Event of Default shall exist, stating the nature and status of such event, which certificate may be limited to accounting matters and disclaim any responsibility for legal interpretations; it being understood that the obligation under this Section 5.01(c)(iii) shall be satisfied regardless of whether such certificate is obtained from such accounting firm if Borrower shall have used commercially reasonable efforts to obtain such certificate;

(d) Management Letters. Promptly after the receipt thereof by any Loan Party, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(e) Budgets. No later than 45 days after the first day of each Fiscal Year of the Borrower, a reasonably detailed budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income and projected Capital Expenditures) prepared by the Borrower for each fiscal month of such Fiscal Year, prepared in detail, of the Borrower and its Subsidiaries, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based;

(f) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, or the environmental condition of any real property, as any Agent or any Lender, through the Administrative Agent, may reasonably request;

(g) Securities Filings. Promptly after the same are publicly available, furnish to the Administrative Agent and the Lenders copies of all annual, regular, periodic and special reports and registration statements which any Loan Party files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(h) Certification of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through a Platform, any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to the Borrower, its Subsidiaries and their securities; and

(i) ABL. Promptly after delivery or receipt thereof: (i) copies of all material reports (including the borrowing base certificate, and all accounts receivable agings, accounts payable agings, all inventory reports and all monthly reports, it being understood that any such reports required to be delivered in accordance with the ABL Loan Documents more frequently than once a month shall only be required to be delivered pursuant to this Section 5.01(i) once in respect of any monthly period) delivered to or received from the ABL Collateral Agent or the ABL Lenders under the ABL Loan Documents, and (ii) final copies of any amendments, waivers, consents or other modifications to the ABL Loan Documents.

Section 5.02. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five (5) Business Days following knowledge of a Responsible Officer of the Borrower or any of its Subsidiaries thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Loan Party that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Loan Document or (iii) with respect to any of the other Transactions;

(c) any development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect; and

(d)(i) the incurrence of any Lien (other than Permitted Collateral Liens) on, or claim asserted against, all or any material portion of the Collateral or (ii) the occurrence of any other event which could reasonably be expected to materially adversely affect the value of the Collateral.

Section 5.03. Existence; Businesses and Properties

(a) Do or cause to be done all things reasonably necessary to preserve, renew and maintain in full force and effect its legal existence and, except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all rights and franchises, licenses and permits material to its business, except as otherwise expressly permitted under Section 6.05 or Section 6.06.

(b) Except to the extent the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty excepted, all properties necessary in the operation of the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.04. Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), other than noncompliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05. Insurance

(a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Borrower and its Subsidiaries against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b) Require, with respect to the Collateral (not including the ABL Priority Collateral), all policies and certificates (or certified copies thereof) with respect to any insurance to (i) be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including by naming the Collateral Agent as loss payee and/or additional insured other than with respect to automobile insurance and workers’ compensation) and (ii) state that such insurance policies shall not be canceled without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Collateral Agent. All such certificates and endorsements (or certified copies thereof) shall be deposited with the Collateral Agent.

(c) With respect to each Mortgaged Property, obtain flood insurance in such total amount as is sufficient to comply with all applicable rules and regulations promulgated pursuant to (i) the National Flood Insurance Act of 1968, as amended from time to time, (ii) the Flood Disaster Protection Act of 1973, as amended from time to time, (iii) the National Flood Insurance Reform Act of 1994, as amended from time to time, and (iv) the Flood Insurance Reform Act of 2004, as amended from time to time, if at any time any improvements located on any such Mortgaged Property is located within an area designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) Notify the Administrative Agent and the Collateral Agent promptly whenever any notice of cancellation of any insurance is received by any Loan Party; and promptly (and, in any event, within five (5) Business Days) deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such notice of cancellation.

Section 5.06. Obligations; Taxes

(a) Pay its Indebtedness and other obligations promptly and in accordance with the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Pay and discharge promptly when due all federal and all other material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, could reasonably be expected to give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP.

Section 5.07. Maintaining Records; Access to Properties and Inspections; Annual Meetings

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities. The Borrower and each Subsidiary will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the property of the Borrower or such Subsidiary at reasonable times during normal business hours and as often as reasonably requested upon reasonable advance notice and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances, accounts and condition of the Borrower or any Subsidiary with the officers and employees thereof and Advisors therefor (including independent accountants); provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than two (2) occasions during any calendar year and only one (1) such occasion shall be at the Borrower’s expense; provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Borrower or respective Subsidiary shall have the opportunity to have a representative accompany the Administrative Agent and its designated representatives on any such visits or inspections. The Administrative Agent shall give the Borrower prior notice of and the opportunity to participate in any discussions with the Borrower’s Advisors. Notwithstanding anything to the contrary in this Section 5.07, (A) none of the Borrower or any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or any discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets unless an Event of Default has occurred and is continuing, (ii) in respect of which disclosure to the Administrative Agent (or its representatives or contractors) is prohibited by law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work-product, and (B) the Administrative Agent’s inspection rights with respect to the Leased Real Property of the Borrower and its Subsidiaries shall be subject to the terms of the respective Lease governing such Leased Real Property.

(b) Prior to the occurrence of a Qualifying IPO, within (i) sixty (60) days after the close of the second Fiscal Quarter of each Fiscal Year of the Borrower and (ii) 150 days after the close of the fourth Fiscal Quarter of each Fiscal Year of the Borrower, hold a conference call with all Lenders who choose to attend any such conference call during which call the financial results of the previous Fiscal Quarter (or, in the case of clause (ii) above, Fiscal Year) and the financial condition of the Borrower and its Subsidiaries shall be reviewed and, in the case of clause (ii) above, the budgets for the current Fiscal Year of the Borrower and its Subsidiaries shall be presented.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(c), Borrower shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Security Agreement delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.07 and/or identifying such changes, (ii) certifying that all UCC financing statements (including fixtures filings, as applicable, in respect of Owned Real Property) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Security Agreement) as required by the Loan Documents and (iii) certified copies, each as of a recent date, of (w) UCC searches with respect to the Loan Parties in scope similar to the UCC searches delivered pursuant to Section 4.01(h)(ii), (x) United States Patent and Trademark Office and United States Copyright Office searches with respect to each Loan Party and (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Loan Party as debtor and that are filed in the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business.

Section 5.08. Use of Proceeds. Use the proceeds of the Loans to pay dividends and to make distributions to holders of stock and stock equivalents in the Borrower and to pay costs and expenses related to the Transactions, with the excess, if any, to be used for working capital and general corporate purposes of the Borrower and its Subsidiaries. Use the proceeds of the Other Loans incurred pursuant to a Refinancing Amendment under Section 2.15 for the purposes described therein.

Section 5.09. Compliance with Environmental Laws. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) comply, and take all steps within its control to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties, (ii) obtain and renew all material environmental permits necessary for its operations and properties and (iii) conduct any Response in accordance with Environmental Laws; provided, however, that none of the Borrower any of its Subsidiaries shall be required to undertake any Response required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.10. Interest Rate Protection. All Hedging Agreements must be entered into with a Lender, an ABL Lender or one or more counterparties reasonably acceptable to the Administrative Agent and with terms and conditions reasonably acceptable to the Administrative Agent.

Section 5.11. Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject (but, in any event, excluding any Equity Interest of a Foreign Subsidiary or a Disregarded Domestic Person not required to be pledged pursuant to the last sentence of Section 5.11(b)), promptly (and in any event within thirty (30) days after the acquisition thereof or such longer period as may be reasonably acceptable to the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem reasonably necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, (ii) deliver opinions of counsel to the Loan Parties in form and substance reasonably acceptable to the Administrative Agent (but only if delivery thereof with respect to such property would have been required if the property had been owned on the Closing Date), and (iii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable Legal Requirements (but subject, in any case, to any Permitted Collateral Liens), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. The Borrower and the other Loan Parties shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within thirty (30) days after such person becomes a Subsidiary or such longer period as may be reasonably acceptable to the Administrative Agent in its sole discretion), subject to the final sentence of this clause (b) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Guarantee Joinder Agreement to become a Guarantor, (B) to execute a Security Joinder Agreement to become a Pledgor, (C) deliver customary opinions of counsel to the Loan Parties with respect to such Joinder Agreements and the Loan Documents to which such new Subsidiary becomes a party pursuant to such Joinder Agreements and (D) subject to the terms of the Security Documents, to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Loan Document to be duly perfected to the extent required by such Loan Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of the preceding sentence shall not include any Equity Interests of a Foreign Subsidiary or a Disregarded Domestic Person and (2) no Excluded Subsidiary shall be required to take the actions specified in clause (ii) of the preceding sentence; provided that the exception contained in clause (1) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier Foreign Subsidiary or a Disregarded Domestic Person representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b); provided, further, that, notwithstanding anything to the contrary, no Equity Interests of any partnership, joint venture or non-Wholly Owned Subsidiary which cannot be pledged without the consent of one or more third parties that are not Affiliates of the Borrower (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law) shall be required to be pledged as Collateral under the Security Documents.

(c) With respect to any person that is or becomes a Subsidiary of a Loan Party after the Closing Date, promptly (and in any event within thirty (30) days after such person becomes a Subsidiary or such longer period as may be reasonably acceptable to the Administrative Agent in its sole discretion) execute and deliver to the Collateral Agent, or its designee (i) a counterpart to the Intercompany Note and (ii) if such Subsidiary is a Loan Party, an endorsement to the Intercompany Note (undated and endorsed in blank) in the form attached thereto, endorsed by such Subsidiary.

(d) Cause the applicable Loan Party to grant within sixty (60) days of the acquisition thereof (or such longer period as may be reasonably acceptable to the Administrative Agent in its sole discretion) a security interest in and Mortgage on each Material Real Property owned in fee by such Loan Party, including any such Material Real Property acquired by such Loan Party after the Closing Date; provided, that if the Distribution Center is subject to a Lien securing Purchase Money Obligations, the Borrower shall be under no obligation to grant a security interest and Mortgage on such property unless and until requested by the Collateral Agent and the Administrative Agent and, if so requested, the Borrower shall use commercially reasonable efforts to obtain such security interest or Mortgage. Such Mortgages shall be reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable Legal Requirements to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages, and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, enforceability, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Material Real Property owned in fee (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage) and shall satisfy all other requirements for Mortgaged Properties set forth on Schedule 5.11(d), in each case within the time limits specified therein.

Section 5.12. Security Interests; Further Assurances.

(a) Promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at the Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, enforceability, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith.

(b) Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, instruments, consents, authorizations, approvals and Orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary or advisable to perfect or maintain the validity, enforceability, perfection and priority of the Liens on the Collateral pursuant to the Security Documents.

(c) Upon the request of the Collateral Agent, use commercially reasonable efforts to cause any of its landlords (other than with respect to stores) with respect to Leased Real Property to deliver a Collateral Access Agreement to the Collateral Agent.

Section 5.13. Maintenance of Ratings. If a Qualifying IPO shall not have occurred within twelve (12) months of the Closing Date (the “IPO Period”), the Borrower shall use commercially reasonable efforts (including, payment of any fees to the rating agencies to receive a debt rating as contemplated pursuant to this Section 5.13, attendance by management of the Borrower (and using commercially reasonable efforts to cause the attendance of representatives of the Sponsor) at meetings with rating agencies if requested by the rating agencies and preparation of requested materials by the Rating Agency) to receive, by the end of the IPO Period, a debt rating of the Loans by Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc., and thereafter use commercially reasonable efforts to maintain such ratings with both Standard & Poor’s Ratings Group and Moody’s Investors Service, Inc.

Section 5.14. Post-Closing Collateral Matters. Use commercially reasonable efforts to make such filings with the United States Patent and Trademark Office and each relevant state trademark authority as are reasonably necessary to correct the chain of title and/or Lien issues identified in Schedule 5.14 hereto within sixty (60) days after the Closing Date. To the extent the Loan Parties are unable to do so within such time, the Loan Parties shall continue to use such commercially reasonable efforts to correct the issues identified in Schedule 5.14 as soon as reasonably practicable thereafter unless it is not practicable or advisable to do so in the reasonable business judgment of the Borrower and the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower and each of its Subsidiaries warrants, covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, the Borrower will not, and will not cause or permit any of its Subsidiaries to:

Section 6.01. Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b);

(c) Indebtedness under Hedging Obligations that are Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness arising from Investments permitted by Section 6.04;

(e) Indebtedness of the Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount not to exceed (i) $10,500,000 at any time outstanding with respect to Purchase Money Obligations and Capital Lease Obligations related to assets other than the Distribution Center and (ii) $28,000,000 with respect to Purchase Money Obligations and Capital Lease Obligations related to the Distribution Center; provided, however, that, in the case of Purchase Money Obligations, (A) such Indebtedness is incurred within ninety (90) days after such acquisition, installation, construction or improvement of such fixed or capital assets (including Equity Interests of any person owning the applicable fixed or capital assets) by such person and (B) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be;

(f) Indebtedness assumed or incurred in connection with a Permitted Acquisition or a Permitted Joint Venture on or after the Closing Date in an aggregate principal amount not to exceed $2,500,000 at any time outstanding for all such Indebtedness; provided that such Indebtedness (i) exists at the time such person becomes a Subsidiary or the relevant assets are acquired, (ii) was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Permitted Joint Venture, and (iii) is not directly or indirectly recourse to the Borrower or any of its Subsidiaries or any of their respective assets, other than to the person that becomes a Subsidiary or the assets so acquired;

(g) Indebtedness in respect of workers’ compensation claims, self-insurance obligations or bid, performance or surety bonds or bankers’ acceptances issued for the account of the Borrower or any of its Subsidiaries, in each case in the ordinary course of business, including guarantees or obligations of the Borrower or any of its Subsidiaries with respect to letters of credit supporting such workers’ compensation claims, self-insurance obligations or bid, performance or surety obligations or bankers’ acceptances (in each case other than for an obligation for borrowed money);

(h) Subordinated Indebtedness and unsecured Indebtedness, in each case incurred after the Closing Date (including in connection with Permitted Acquisitions, Permitted Joint Ventures or Credit Agreement Refinancing Indebtedness), provided that (i) no Default or Event of Default exists or shall result from the incurrence thereof, (ii) such Indebtedness shall not mature or require any payment of principal, in each case, prior to the date which is 181 days after the Final Maturity Date then in effect, (iii) the holder of such debt executes an intercreditor agreement with terms acceptable, including subordination terms, to the Administrative Agent and the Collateral Agent and (iv) the Borrower shall be in compliance on a Pro Forma Basis after the incurrence of such Indebtedness (and, in the case of any such Indebtedness incurred in connection with a Permitted Acquisition or a Permitted Joint Venture, on a Pro Forma Basis after giving effect to such Permitted Acquisition or such Permitted Joint Venture) with the financial covenant set forth in Section 6.10;

(i) Contingent Obligations of the Borrower or any of its Subsidiaries (x) in respect of Indebtedness otherwise permitted under this Section 6.01 (other than this Section 6.01(i)) and (y) with respect to operating leases and other obligations (other than Indebtedness) of the Borrower or any of its Subsidiaries entered into in the ordinary course of business;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l) Indebtedness of any Subsidiary that is a non-Loan Party in an aggregate outstanding principal amount not to exceed $5,000,000 at any time outstanding for all such non-Loan Parties; provided that such Indebtedness is not directly or indirectly recourse to the Borrower or any of its Subsidiaries or of their respective assets, other than to such non-Loan Party;

(m) Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount for the Borrower or any of its Subsidiaries not to exceed $5,000,000 at any time outstanding;

(n) Indebtedness which represents a refinancing or renewal of any of the Indebtedness described in clauses (b), (e), (f) and (t) of this Section 6.01; provided that (i) any such Refinancing Indebtedness is in an aggregate principal amount (or aggregate amount, as applicable) not greater than the aggregate principal amount (or aggregate amount, as applicable) of the Indebtedness being renewed or refinanced, plus the amount of any reasonable premiums required to be paid thereon and reasonable fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and longer or equal Weighted Average Life to Maturity than the Indebtedness being renewed or refinanced, (iii) the covenants, events of default, subordination (including lien subordination) and other terms, conditions and provisions thereof (including any guarantees thereof or security documents in respect thereof) shall be, in the aggregate, no less favorable to the Administrative Agent, the Collateral Agent and the Lenders than those contained in the Indebtedness being renewed or refinanced, and (iv) no Event of Default has occurred and is continuing or would result therefrom;

(o) Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and/or Permitted Unsecured Refinancing Debt;

(p) Indebtedness representing deferred compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(q) cash management obligations and other Indebtedness incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts;

(r) Indebtedness consisting of the financing of insurance premiums, in the ordinary course of business, not to exceed one year of such premiums;

(s) Indebtedness which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments, earnouts and similar obligations in connection with Investments, Permitted Acquisitions, Permitted Joint Ventures or Asset Sales permitted hereunder;

(t) ABL Indebtedness in an aggregate principal amount at any time outstanding not to exceed (i) prior to a Qualifying IPO, $40,000,000 and (ii) following a Qualifying IPO, $50,000,000; and

(u) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest (other than pay-in-kind interest) on obligations described in clauses (a) through (t) of this Section 6.01.

Section 6.02. Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies that are not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Borrower and its Subsidiaries, taken as a whole, or the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries, taken as a whole, or the Loan Parties, taken as a whole, and (ii) which, if they secure obligations that are then due and unpaid, are not more than thirty (30) days overdue unless they are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(n), does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions, servitudes and other similar charges or encumbrances, and minor title deficiencies, in each case, on or with respect to any real property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries at or otherwise with respect to such real property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default or an Event of Default under Section 8.01(i) or securing appeal or other surety bonds relating to such judgments;

(f) Liens (other than any Lien imposed by ERISA) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness for borrowed money) or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(g) Leases of the properties of the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of the Borrower or such Subsidiary’s business so long as such Leases do not (i) individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries or (ii) secure any Indebtedness;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Borrower or such Subsidiary;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e) provided that (i) any such Liens attach only to the property being financed pursuant to such Indebtedness and (ii) do not encumber any other property of any Loan Party;

(j) Liens encumbering the underlying fee interest of the Leased Real Property related to the Leases;

(k) Liens on property rented to, or leased by, the Borrower or any of its Subsidiaries pursuant to a Sale and Leaseback Transaction; provided that (i) such Sale and Leaseback Transaction is permitted by Section 6.03, (ii) such Liens do not encumber any other property of the Borrower or any of its Subsidiaries, and (iii) such Liens secure only the Attributable Indebtedness incurred in connection with such Sale and Leaseback Transaction;

(l) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with the Borrower or any of its Subsidiaries to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of such acquisition, merger or consolidation (other than improvements thereon), (ii) are no more favorable to the lienholders than such existing Liens and (iii) are not created in anticipation or contemplation of such acquisition, merger or consolidation;

(n) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(o) licenses of Intellectual Property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(p) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(q) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC, covering only the items being collected upon;

(r) Liens granted by the Borrower or any of its Subsidiaries in favor of a Loan Party in respect of Indebtedness owed by the Borrower or any such Subsidiary to such Loan Party; provided that such Indebtedness is (i) evidenced by the Intercompany Note and (ii) pledged by such Loan Party as Collateral pursuant to the Security Documents;

(s) Liens securing Indebtedness incurred by a non-Loan Party pursuant to Section 6.01(l);

(t) Liens securing all obligations under the Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt; provided that (i) any Liens securing such Refinancing Indebtedness shall also secure the Secured Obligations and (ii) any Liens securing any Permitted First Priority Refinancing Debt and any Permitted Second Priority Refinancing Debt and any refinancing thereof that constitutes Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt shall be subject to an Intercreditor Agreement; and provided, further, that the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness otherwise permitted under this clause (t) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any accrued but unpaid interest and fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement (it being understood that one or more types or Classes of Indebtedness described in this clause (t) may be refinanced together into one or more types or Classes of Refinancing Indebtedness so long as the aggregate amount of such resulting Refinancing Indebtedness would not exceed the sum of the amounts otherwise permitted by this proviso for the refinanced Indebtedness individually), so long as the parameters for Refinancing Indebtedness for each such Class are otherwise satisfied;

(u) Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property acquired in any Permitted Acquisition or any other Investment permitted by this Agreement to be applied against the purchase price for such Permitted Acquisition or Investment, (ii) consisting of an agreement to dispose of any property pursuant to any Disposition permitted by this Agreement and (iii) earnest money deposits of cash or Cash Equivalents made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Agreement;

(v) Liens not otherwise permitted under this Section 6.02 securing obligations that do not in the aggregate exceed $1,500,000 at any time outstanding;

(w) all Liens and other matters disclosed in the Title Policies; and

(x) Liens granted to the ABL Collateral Agent, for the benefit of itself and the ABL Secured Parties, to secure Indebtedness evidenced by the ABL Loan Documents to the extent such Liens are subject to the terms and conditions of the ABL Intercreditor Agreement.

Section 6.03. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (a) the sale of such property is entered into in the ordinary course of business and is made for cash consideration in an amount not less than the Fair Market Value of such property, (b) the Sale and Leaseback Transaction is permitted by Section 6.06 and is consummated within sixty (60) days after the date on which such property is sold or transferred, (c) any Liens arising in connection with its use of the property are permitted by Section 6.02(k), (d) the Sale and Leaseback Transaction would be permitted under Section 6.01, assuming the Attributable Indebtedness with respect to the Sale and Leaseback Transaction constituted Indebtedness under Section 6.01 and (e) the Attributable Indebtedness incurred with respect to such Sale and Leaseback Transactions shall not exceed (i) for any property other than the Distribution Center, $1,250,000 with respect to any single Sale and Leaseback Transaction and $2,500,000 in the aggregate in any period of twelve (12) consecutive months and (ii) for the Distribution Center, $28,000,000.

Section 6.04. Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) [Reserved];

(b) Investments outstanding on the Closing Date and, if individually in excess of $25,000, identified on Schedule 6.04(b);

(c) the Borrower or any of its Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business and (v) acquire and hold accounts receivable and notes receivable from financially troubled counterparts in the ordinary course of business in order to prevent or limit loss;

(d) Hedging Obligations permitted pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of the Borrower and its Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Borrower, in aggregate amount not to exceed $500,000 at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that, following an initial public offering of the Borrower or any of its Subsidiaries, no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(f) Investments by (i) the Borrower in any Guarantor, (ii) the Borrower or any of its Subsidiaries in the Borrower or any Guarantor, (iii) a Subsidiary of the Borrower that is not a Loan Party in any other Subsidiary of the Borrower that is not a Loan Party, and (iv) the Borrower or any Guarantor in any Subsidiary of the Borrower that is not a Guarantor in a maximum amount of $2,000,000 at any time outstanding; provided that any Investment in the form of a loan or advance shall be evidenced by an Intercompany Note (and shall be subject to the subordination provisions contained therein if made to a Subsidiary that is a Loan Party) and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with the Borrower’s or such Subsidiary’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) mergers and consolidations in compliance with Section 6.05;

(i) Investments made by the Borrower or any of its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j) Investments (i) constituting acquisitions in compliance with Section 6.07 (other than Section 6.07(a)) and (ii) arising from non-cash consideration received in connection with Dispositions pursuant to Section 6.06(b);

(k) Dividends in compliance with Section 6.08;

(l) Investments of any person that becomes a Subsidiary on or after the Closing Date in an aggregate amount for all such Subsidiaries not to exceed $2,500,000 on the date such person becomes a Subsidiary; provided that (i) such Investments exist at the time such person is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary, and (iii) such Investments are not directly or indirectly recourse to the Borrower or any of its Subsidiaries or any of their respective assets, other than to the person that becomes a Subsidiary;

(m) other Investments in an aggregate amount not to exceed $3,500,000 on the date such Investments are made;

(n) unsecured intercompany loans by any of the Subsidiaries of the Borrower to the Borrower evidenced by an Intercompany Note (and subject to the subordination provisions contained therein) for purposes and in amounts that would otherwise be permitted to be made as Dividends to the Borrower pursuant to Sections 6.08(b) through and including (c); provided that the principal amount of any such loans shall reduce Dollar-for-Dollar the amounts that would otherwise be permitted to be paid for such purpose in the form of Dividends pursuant to such Sections;

(o) Investments in an aggregate amount outstanding not to exceed the Cumulative Credit Availability as of the time such Investments were made; provided that no such Investments will be permitted under this Section 6.04(o) unless (i) no Default or Event of Default exists or would result therefrom, (ii) at the time that any such Investment is made (and immediately after giving effect thereto and to any other related transaction), the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenant contained in Section 6.10, and (iii) prior to the making of such Investment, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer, calculating in reasonable detail the amount of Cumulative Credit Availability immediately prior to such Investment and the amount thereof to be so applied and certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations (in reasonable detail) required by preceding clause (ii);

(p) so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Subsidiaries may make Investments that are made in exchange for the substantially concurrent sale of Equity Interests of the Borrower permitted to be issued by it hereunder (other than any such amounts that are received from a Subsidiary of the Borrower), to the extent that such amounts are not otherwise used to pay or make a Dividend under Section 6.08(b) or make a payment under Section 6.11(a)(IV) or be required to be used to make a mandatory prepayment pursuant to Section 2.08(b);

(q) promissory notes or other obligations of directors, officers or other employees of the Borrower or any of its Domestic Subsidiaries in connection with such directors’, officers’ or employees’ purchase of Equity Interests of the Borrower or any direct or indirect parent thereof, so long as no cash is advanced by the Borrower or any of its Subsidiaries in connection with such Investment; and

(r) Investments that may arise as a result of the consummation of Sale and Leaseback Transactions permitted under Section 6.03.

Section 6.05. Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) Dispositions of assets in compliance with Section 6.06 (other than Section 6.06(d) and Section 6.06(e));

(b) Permitted Acquisitions and Permitted Joint Ventures;

(c) any solvent Subsidiary of the Borrower may merge or consolidate with or into the Borrower or any Guarantor (as long as the Borrower or a Guarantor is the surviving person in such merger or consolidation and, in the case of any Guarantor, remains a Wholly Owned Subsidiary of the Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;

(d) any Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time; provided that (i) any and all assets or other distribution from such dissolution, liquidation or winding up shall be distributed to the Borrower or one or more Subsidiaries of the Borrower and (ii) if such Subsidiary is a Guarantor, then any and all assets or other distribution from such dissolution, liquidation or winding up shall be distributed to the Borrower or one or more Guarantors; and

(e) any Foreign Subsidiary may merge or consolidate with or into another Foreign Subsidiary.

To the extent the Required Lenders under Section 10.02(b) waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Loan Party or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.06. Asset Sales. Effect any Disposition, or agree to effect any Disposition, except that the following shall be permitted:

(a) Dispositions of used, worn out, surplus or obsolete property by the Borrower or any of its Subsidiaries or any property no longer useful in the conduct of the business of the Borrower or any of its Subsidiaries and the abandonment or other Disposition of Intellectual Property that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(b) other Dispositions; provided that (i) the aggregate consideration received in respect of all Dispositions pursuant to this clause (b) shall not exceed $1,000,000 in any period of twelve (12) consecutive months, (ii) such Dispositions are made for Fair Market Value and on an arm’s-length commercial basis, and (iii) at least 75% of the consideration payable in respect of such Disposition is in the form of cash or Cash Equivalents;

(c) Leases of real or personal property (other than Sale and Leaseback Transactions) in the ordinary course of business so long as no such Lease otherwise adversely affects the Collateral Agent’s security interest in the asset or property subject thereto in any material respect;

(d) Investments in compliance with Section 6.04;

(e) mergers and consolidations in compliance with Section 6.05;

(f) Dividends in compliance with Section 6.08;

(g) sales of inventory in the ordinary course of business and Dispositions of cash and Cash Equivalents in the ordinary course of business;

(h) any Disposition that constitutes a Casualty Event;

(i)(x) any Disposition by the Borrower or any Subsidiary of the Borrower to the Borrower or any of its Wholly Owned Subsidiaries; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must be the Borrower or a Guarantor and (y) any Disposition by any Loan Party to a Subsidiary of the Borrower that is not a Loan Party to the extent constituting an Investment permitted by Section 6.04 hereof;

(j) any Foreign Subsidiary may dispose of any or all of its assets to another Foreign Subsidiary;

(k) Dispositions of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof and not as part of any financing transaction;

(l) Dispositions of common Equity Interests in the Borrower (in any case, not constituting Disqualified Stock) to any employee, officer, director or service provider of the Borrower or any ERISA Affiliate made pursuant to any equity or equity based plan approved by the Board of Directors of the Borrower in good faith;

(m) transactions permitted under Section 6.09(e);

(n) any Disposition of the Distribution Center or any constituent parts thereof in the context of a Sale and Leaseback Transaction permitted hereunder; and

(o) any Disposition by Borrower or any of its Subsidiaries of assets in connection with the closing or sale of a retail store location of the Borrower or any of its Subsidiaries in the ordinary course of business which consist of leasehold interests in the premises of such store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales and closings, (A) on the date of, and after giving effect to, any such closing or sale, the aggregate number of retail store locations closed or sold by Borrower or any of its Subsidiaries in any Fiscal Year minus the number of retail stores opened by Borrower and its Subsidiaries in such Fiscal Year, shall not exceed the amount equal to ten percent (10%) of the number of retail store locations of Borrower as of the end of the immediately preceding Fiscal Year, and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction.

To the extent the Required Lenders under Section 10.02(b) waive the provisions of this Section 6.06, with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Loan Party or any Affiliate thereof), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

Section 6.07. Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property of any person (or agree to do any of the foregoing at any time), except that the following shall be permitted:

(a) Investments in compliance with Section 6.04;

(b) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c) leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and the applicable Security Documents;

(d) Permitted Acquisitions and Permitted Joint Ventures;

(e) mergers and consolidations in compliance with Section 6.05;

(f) Dividends in compliance with Section 6.08;

(g) Sale and Leaseback Transactions in compliance with Section 6.03; and

(h) purchases and other acquisitions of real property in the ordinary course of business that are used or useful in the conduct of the business in accordance with Section 6.14 hereof;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

Section 6.08. Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to the Borrower or any of its Subsidiaries (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a) Dividends by a Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower (provided that Dividends made by a Loan Party must be received by another Loan Party and, in the case of a Dividend by a non-Wholly Owned Subsidiary of the Borrower, to the Borrower and any other Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Dividends in an aggregate amount outstanding not to exceed the Cumulative Credit Availability as of the time such Dividends were made; provided that no such payments will be permitted under this Section 6.08(b) unless (i) no Default or Event of Default exists or would result therefrom, (ii) at the time that any such Dividend is made (and immediately after giving effect thereto), the Borrower shall be in compliance, on a Pro Forma Basis, with a Consolidated Net Leverage Ratio of not more than 2.00:1.00 (or for the Test Period ended January 31, 2015 and thereafter, 1.75:1.00), for the most recent Test Period for which financial statements are available, and (iii) prior to the payment or making of such Dividend, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer, demonstrating in reasonable detail (1) the amount of Cumulative Credit Availability immediately prior to such Dividend and the amount thereof to be so applied and (2) compliance with this Section 6.08(b);

(c) the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Capital Stock) of such person;

(d) repurchases of Equity Interests in the Borrower or any of its Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) so long as (i) no Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate amount of cash payments made pursuant to this clause (e) does not exceed $2,500,000 in any Fiscal Year of the Borrower (with unused amounts in any Fiscal Year being carried over to the two (2) immediately succeeding Fiscal Years), Dividends by the Borrower to (A) repurchase, retire or otherwise acquire or retire for value Equity Interests issued by the Borrower to any future, present or former employee, officer, director or consultant of the Borrower or any of its Subsidiaries or (B) make payments of principal or interest on promissory notes that were issued in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests, in each case pursuant to any employee or director equity plan, employee, officer or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of the Borrower or any of its Subsidiaries;

(f) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower; provided however that any such cash payment shall not be for the purpose of evading the limitations of this covenant; and

(g) Dividends by the Borrower to the holders of its Equity Interests on or about the Closing Date in a maximum aggregate amount equal to $100,000,000 where such dividends are financed in whole or in part with the proceeds of the Loans in accordance with Section 5.08 hereof.

Section 6.09. Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower or any of its Subsidiaries (other than between or among the Borrower and one or more Guarantors), other than on terms and conditions at least as favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(e), (f), (l), (n) and (q);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Borrower or the applicable Subsidiary, to the extent required;

(d) [Reserved];

(e) issuances by the Borrower of its Equity Interests in any transaction not otherwise prohibited by this Agreement;

(f) the payment of customary fees and reasonable out-of-pocket costs and expenses to, and indemnities provided on behalf of, (i) members of the Board of Directors of the Borrower or any of its Subsidiaries and (ii) the directors or managers of the Borrower or any direct or indirect parent thereof; and

(g) employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

Section 6.10. Financial Covenant

(a) Maximum Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such Test Period in the table below:

Test Period End Date	Consolidated Net Leverage Ratio
July 28, 2012	3.25 x
October 27, 2012	3.25 x
February 2, 2013	2.75 x
May 4, 2013	2.50 x
August 3, 2013	2.50 x
November 2, 2013	2.50 x
February 1, 2014	2.00 x
May 3, 2014	2.00 x
August 2, 2014	2.00 x
November 1, 2014	2.00 x
January 31, 2015 and Thereafter	1.75 x

Section 6.11. Prepayments of Other Indebtedness; Modifications of Organizational Documents, Acquisition and Certain Other Documents, etc. Directly or indirectly:

(a)(including pursuant to any Synthetic Purchase Agreement) make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness incurred under Section 6.01(h) or (o) (other than Permitted First Priority Refinancing Debt) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation; provided that (I) any Loan Party may (x) make payments of regularly scheduled interest, fees and expenses in respect of any Junior Financing or any Refinancing Indebtedness in respect thereof and (y) satisfy indemnification obligations in respect of any obligations under any Junior Financing, (II) any Loan Party may prepay, redeem, repurchase, exchange or acquire any then outstanding Junior Financing (and any permitted refinancing in respect thereof) in an aggregate amount not to exceed the Cumulative Credit Availability as in effect immediately before the respective prepayment, redemption, repurchase and acquisition, so long as (x) no Default or Event of Default then exists or would result therefrom, (y) at the time that any such prepayment, redemption, repurchase or acquisition is made (and immediately after giving effect thereto and to any other related transaction), the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenant contained in Section 6.10 for the most recent Test Period for which financial statements are available, and (z) prior to the making of such prepayment, redemption, repurchase, or acquisition Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer, demonstrating in reasonable detail (1) the amount of Cumulative Credit Availability immediately prior to such prepayment, redemption, repurchase or acquisition and the amount thereof to be so applied and (2) compliance with this Section 6.11(a), (III) any Loan Party may prepay, redeem, repurchase, exchange or acquire any Junior Financing (and any Refinancing Indebtedness in respect thereof) with proceeds of Refinancing Indebtedness in respect thereof, so long as no Default or Event of Default then exists or results therefrom and (IV) any Loan Party may prepay, redeem, repurchase, exchange or acquire any then outstanding Junior Financing (and any Refinancing Indebtedness in respect thereof) to the extent made in exchange for the substantially concurrent sale of Equity Interests of the Borrower permitted to be issued by it hereunder (other than any such amounts that are received from a Subsidiary of the Borrower), to the extent that such amounts are not otherwise used to pay or make a Dividend under Section 6.08(b) or make an Investment under Section 6.04(p);

(b) amend or modify, or permit the amendment or modification of, any provision of any Junior Financing Documentation (including any documentation governing any Permitted Second Priority Refinancing Debt or any Permitted Unsecured Refinancing Debt (or any Refinancing Indebtedness in respect of the foregoing)) in any manner that is, or could reasonably be expected to be, adverse in any material respect to the interests of any Agent or the Lender, without the consent of the Administrative Agent; or

(c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and could not reasonably be expected to be, adverse in any material respect to the interests of any Agent or Lender.

Section 6.12. Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary to (i) pay Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Loan Party, or pay any Indebtedness owed to any Loan Party, (ii) make loans or advances to any Loan Party or (iii) transfer any of its properties to any Loan Party, except for such encumbrances, restrictions or conditions existing under or by reason of:

(a) applicable law;

(b) this Agreement, the other Loan Documents and the ABL Loan Documents;

(c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary;

(d) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;

(e) customary restrictions and conditions on the Disposition of assets contained in any agreement relating to the Disposition of such assets pending the consummation of such Disposition; provided that (i) such restrictions and conditions apply only to the property to be Disposed and (ii) such Disposition is permitted hereunder;

(f) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (b) above (including any Refinancing Indebtedness thereof); provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing;

(g) Liens permitted by Section 6.02 in favor of the holder of any Indebtedness permitted under Section 6.01 but solely to the extent such encumbrance, restriction or condition relates to the property financed by such Indebtedness;

(h) any agreement in effect at the time a person becomes a direct or indirect Subsidiary of the Borrower, as permitted under this Agreement, so long as (i) such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrower and (ii) the relevant encumbrance or restriction does not apply to the Borrower or any other Subsidiary of the Borrower;

(i) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in Organizational Documents entered into in the ordinary course of business that restrict the transfer of ownership interests in or the assets of a partnership, limited liability company, joint venture or similar person;

(j) restrictions on cash or other deposits imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(k) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; or

(l) any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are taken as a whole, no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder.

Section 6.13. No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement, the other Loan Documents and the ABL Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens (other than Liens permitted under Section 6.02(n)) on the properties encumbered thereby; (c) any prohibition or limitation that (i) exists pursuant to applicable law, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided that (1) such restrictions apply only to the property to be sold, and (2) such sale is permitted hereunder, or (iii) restricts subletting or assignment of any lease governing a leasehold interest of the Borrower or one of its Subsidiaries; and (d) any prohibition or limitation that (i) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (ii) restricts subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries or (iii) exists in any agreement in effect at the time a person becomes a direct or indirect Subsidiary of the Borrower; and (e) any prohibition or limitation imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (a) above (including any Refinancing Indebtedness thereof); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Section 6.14. Business. Engage (directly or indirectly) in any businesses other than those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date (or which are substantially related, incidental, ancillary or complimentary thereto or are reasonable extensions thereof).

Section 6.15. Amendments to Organizational Documents. Agree to any material amendment, restatement, supplement or other modification to any of its Organizational Documents after the Closing Date that is materially adverse to the interests of the Lenders without obtaining the prior written consent of the Administrative Agent to such amendment, restatement, supplement or other modification.

Section 6.16. Limitation on Accounting Changes. Make or permit, any change in accounting policies or reporting practices, except changes that are permitted or required by GAAP (subject in each case to the provisions of Section 1.04).

Section 6.17. Fiscal Periods. Change its Fiscal Year or Fiscal Quarters.

ARTICLE VII

GUARANTEE

Section 7.01. The Guarantee. All Guarantors executing a Joinder Agreement hereby, jointly and severally, guarantee, as primary obligors and not as sureties, to each Secured Party and their respective successors and assigns, the prompt payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02. Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and performance and not of collection and to the fullest extent permitted by applicable Legal Requirements, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full of the Guaranteed Obligations). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Guaranteed Obligations shall fail to be valid, perfected or to have the priority required under the Loan Documents; or

(e) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower or any Guarantor under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment and performance without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03. Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Guarantors in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.04(f) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05. Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and other Loan Documents may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07. Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Legal Requirement affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Sections 7.04 and 7.10, respectively) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09. Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) all of the Equity Interests or (ii) all or substantially all of the property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons (other than any Loan Party or any Affiliate thereof), such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of the sale of all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity

Interests to the Collateral Agent pursuant to the Security Documents shall be released, and, so long as the Borrower shall have previously provided the Collateral Agent and the Administrative Agent such certifications or documents the Collateral Agent and/or the Administrative Agent as shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

Section 7.10. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01. Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof (including a Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Credit Extension or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, whether at the due date thereof (including an Interest Payment Date) or at a date fixed for prepayment (whether voluntary or mandatory) or by acceleration or demand thereof or otherwise, and such default shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings of Loans hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Sections 5.01(a), 5.01(b), 5.01(c), 5.01(f), 5.02(a), 5.03(a) (with respect to the Borrower), 5.08, 5.14 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after receiving written notice from the Administrative Agent of such violation;

(f) the Borrower or any of its Subsidiaries shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Material Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that, any such failure or the occurrence of any such other event referred to in subclause (ii) relating to Indebtedness under the ABL Credit Agreement or any Refinancing Indebtedness thereof shall constitute any Event of Default under this Section 8.01(e) only after the earliest to occur of (x) expiration of a forty-five (45)-day period following the commencement of such failure or the date of such occurrence, (y) any acceleration of the Revolving Facility Debt (as defined in the ABL Intercreditor Agreement) outstanding under the ABL Credit Agreement, whether automatic or otherwise or (z) the commencement of any Enforcement Action (as defined in the ABL Intercreditor Agreement) by the ABL Collateral Agent or any holder of ABL Obligations as the result of such failure or occurrence; provided, further, that, for purposes of determining the principal amount of Material Indebtedness, in the case of obligations with respect to Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Loan Parties if such Hedging Obligations were terminated at such time; provided, even further, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of a sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Subsidiaries or of a substantial part of the property of the Borrower or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of the property of the Borrower or any of its Subsidiaries, or (iii) the winding-up or liquidation of the Borrower or any of its Subsidiaries; and such proceeding or petition shall continue undismissed for sixty (60) days or an Order approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for the Borrower or any of its Subsidiaries or for a substantial part of the property of the Borrower or any of its Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) wind up or liquidate;

(i) one or more final, non-appealable Orders for the payment of money in an aggregate amount in excess of $4,000,000 (to the extent not paid or covered by a reputable insurance company that has been notified of such Order and has not disputed or otherwise contested coverage in writing) shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries or any ERISA Affiliate that would constitute a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected security interest in, subject only to Permitted Collateral Liens, and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted in writing by or on behalf of any Loan Party not to be, a valid, enforceable, perfected, first priority (subject only to Permitted Collateral Liens) security interest in or Lien on the Collateral covered thereby; provided that it shall not be an Event of Default under this paragraph (k) if the Collateral Agent shall not have, or shall cease to have, a valid, enforceable and perfected first priority (subject only to Permitted Collateral Liens) security interest in or Lien on any Collateral purported to be covered by the Security Documents (i) that is not material to the operations or the businesses of the Loan Parties, taken as a whole, or (ii) to the extent that any such loss of perfection or intended priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing Collateral or to file UCC continuation statements;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by or on behalf of any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny in writing any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding; and (iii) exercise any and all of its other rights and remedies under applicable Legal Requirements, hereunder and under the other Loan Documents; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document or otherwise to the contrary notwithstanding.

In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other Disposition, the Collateral Agent, the Administrative Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other Disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other Disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

Section 8.02. [RESERVED]

Section 8.03. Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.10, any equity contribution (in the form of Qualified Capital Stock or other equity having terms reasonably acceptable to the Administrative Agent) made to the Borrower after the last day of any Fiscal Quarter and on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenant set forth in Section 6.10 at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated EBITDA with respect to any

Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, there will be at least two (2) Fiscal Quarters in the Relevant Four Fiscal Quarter Period in respect of which no Specified Equity Contribution has been made, (b) no more than five (5) Specified Equity Contributions may be made during the term of the Facility, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth in Section 6.10, (d) all Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated EBITDA for purposes of determining Retained Excess Cash Flow Amount and other items governed by reference to Consolidated EBITDA, and for purposes of the Dividends covenant in Section 6.08), (e) the proceeds of any Specified Equity Contribution shall have been contributed to the Borrower in exchange for Qualified Capital Stock or other equity having terms reasonably acceptable to the Administrative Agent, (f) if the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenant set forth in Section 6.10 or for the purposes of calculating the Consolidated Net Leverage Ratio, in each case for the Relevant Four Fiscal Quarter Period, and (g) upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the cure right (a “Notice of Intent to Cure”), until the tenth day after the day on which financial statements have been or are required to be delivered for that Fiscal Quarter to which such Notice of Intent to Cure relates, none of the Administrative Agent or any Lender shall exercise the right to accelerate the Loans or terminate the Commitments and none of the Administrative Agent, the Collateral Agent or any other Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 6.10. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated EBITDA will be increased as a result of such Specified Equity Contribution.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 9.01. Appointment.

(a) Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each of the Bookrunners and any Agent described in the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

(b) Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions. The Lenders hereby acknowledge and agree that the Collateral Agent may act, subject to and in accordance with the terms of any Intercreditor Agreements and the ABL Intercreditor Agreement, as the collateral agent for the Lenders and for the lenders under the Other Loans.

Section 9.02. Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02). No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any

Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, except to confirm receipt of the deliverables required to be delivered to it pursuant to Section 4.01. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 9.04. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless each Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other Advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.05 and of Section 9.11 shall apply to the Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.05 and of Section 9.07 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i)

such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other person and no Loan Party, Lender or any other person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.06. Successor Agent.

(a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Required Lenders. The Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower (unless an Event of Default exists and is continuing) and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor the Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, if a successor the Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor the Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor the Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor the Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as the Collateral Agent on behalf of the Lenders under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor the Administrative Agent, that successor the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor the Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor the Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor the Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor the Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of the Administrative Agent or its successor as Administrative Agent pursuant to this Section 9.06 shall also constitute the resignation or removal of the Collateral Agent or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9.06 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor the Administrative Agent appointed pursuant to this Section 9.06 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Grantors, and the Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and the Collateral Agent signed by the Required Lenders. The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Collateral Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, the Required Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

Section 9.07. Indemnification. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.08. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 9.09. [RESERVED]

Section 9.10. Lenders’ Representations, Warranties and Acknowledgment.

(a) Except as otherwise explicitly set forth in this Agreement, each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries. Except as otherwise explicitly set forth in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 9.11. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Loan Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Permitted Hedging Agreement. Subject to Section 10.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.09 or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.02) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Rights under Hedging Agreements. No Hedging Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 9.11(d) of this Agreement and Section 11.1 of the Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Loan Documents.

(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any Disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

(ii) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Hedging Agreement) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedging Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.12. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 2.03 and 10.03) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03 and 10.03. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.03 and 10.03 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding and any Lender may vote on such a plan or claim in its sole discretion.

Section 9.13. No Other Duties Etc. Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the Loan Documents, except as set forth in this Agreement or the Loan Documents and in its capacity, as Administrative Agent, Collateral Agent or Lender hereunder, as applicable.

ARTICLE X

MISCELLANEOUS

Section 10.01. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Loan Party, the Collateral Agent or the Administrative Agent, shall be sent to such person’s address as set forth on Annex II or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Annex II or otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in Section 4.02(b) or paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to the Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.05 as designated by the Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent or Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or Lender pursuant to Article II if such person has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

Section 10.02. Waivers; Amendment.

(a) No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or any other Loan Party in any case shall entitle the Borrower or any other Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.14 and Section 10.02(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Required Lenders (or by the Administrative Agent or the Collateral Agent (in the case of any Security Document) with the written consent of the Required Lenders) and the Loan Party or Loan Parties that are parties thereto; provided that no such agreement shall:

(i) increase or extend the expiry date of the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default (or any definition used, respectively, therein) shall constitute an increase in or extension of the expiry date of the Commitment of any Lender for purposes of this clause (i));

(ii) reduce the principal amount or premium, if any, of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.04(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

(iii) postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Loan under Section 2.07, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment (other than a waiver of any increase in the interest rate pursuant to Section 2.04(c)), or postpone the scheduled date of expiration of any Commitment without the written consent of each Lender directly affected thereby;

(iv) change Section 2.11(b) or (c) (or any other similar provision contained herein) in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby (in each case other than in connection with an assignment pursuant to Sections 10.04(j) or (k), any transactions entered into to extend the Maturity Date of any Class or the incurrence of any Refinancing Indebtedness, in each case not otherwise contemplated hereby), without the written consent of each Lender;

(v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 10.02) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi) release all or substantially all of the Guarantors from their respective Guarantees (except as expressly provided in Article VII), or limit their liability in respect of such Guarantees, without the written consent of each Lender;

(vii) except as expressly permitted in this Agreement, the ABL Intercreditor Agreement, any Intercreditor Agreement or any Security Document, release all or substantially all of the Collateral from the Liens of the Security Documents, subordinate the Collateral Agent’s Liens in all or substantially all of the Collateral (it being understood that this clause (vii) shall not apply to subordination of the Collateral Agent’s Liens to holders of Permitted Liens under Sections 6.02(c), (f), (i) or (k)), or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Secured Obligations equally and ratably with the other Secured Obligations), in each case without the written consent of each Lender;

(viii) change any provisions of any Loan Document in a manner that by its terms adversely and directly affects the rights in respect of payments due to the Lenders holding Loans of any Class materially differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each directly affected Class;

(ix) change the order of application of prepayments among Loans under Section 2.08(f) or change the application of prepayments of Loans set forth in Section 2.08(f) in each case without the consent of the Required Lenders and the Lenders holding more than 50% of the principal amount of the outstanding Loans, or

(x) change Section 10.04(b) in a manner which further restricts assignments thereunder without the written consent of each Lender;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, and the Collateral Agent without the prior written consent of the Administrative Agent, the Collateral Agent, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment, (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, and (z) Section 2.13(b) is complied with.

(c) Without the consent of any other person, the applicable Loan Party or Loan Parties and the Administrative Agent and/or the Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by applicable Legal Requirements to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or assets so that the security interests therein comply with applicable Legal Requirements.

(d) Notwithstanding the foregoing, but subject to the terms of the ABL Intercreditor Agreement and/or any Intercreditor Agreement, in addition to any Credit Extensions and Refinancing Amendments effectuated without the consent of Lenders in accordance with Section 2.15, as applicable, this Agreement (including this Section 10.02 and Section 2.11) may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional Credit Facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the relevant Loans and the accrued interest and Fees in respect thereof and (ii) to include appropriately the Lenders holding such Credit Facilities in any determination of the Required Lenders and other definitions related to such new Credit Facilities.

(e) Notwithstanding the foregoing, subject to the ABL Intercreditor Agreement and/or any Intercreditor Agreement, any amendment, modification or waiver of, or consent with respect to Section 2.08 relating to the application of any mandatory prepayment that results in a Class of Lenders being allocated a lesser repayment than such Class would otherwise have been entitled to in the absence of such amendment, modification or waiver, shall require the consent of the Required Lenders (but, for this purpose, determined as if no other Classes of Loans or Commitments are then outstanding) for such affected Class of Lenders (except in the case where additional extensions of terms loans are being afforded substantially the same treatment afforded to the relevant Loans pursuant to this Agreement on the Closing Date).

(f) Further, notwithstanding anything to the contrary contained in this Section 10.02, if following the Closing Date, the Administrative Agent and the Borrower shall have agreed in their sole and absolute discretion that there is an ambiguity, inconsistency, manifest error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof (it being understood that the Administrative Agent has no obligation to agree to any such amendment).

Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 10.02 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and Commitments.

Section 10.03. Expenses; Indemnity; Damage Waiver.

(a) Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to pay within fifteen (15) Business Days of written demand therefor (i) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Borrower and the other Loan Parties; (iii) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (iv) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (v) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (vi) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, waivers or other modifications thereto and (viii) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings. Notwithstanding the foregoing, (x) the reimbursement of legal fees, costs and expenses shall be limited to the actual reasonable and documented fees, disbursements and other charges of one counsel to the Agents and the Lenders, taken as a whole (plus, in the event of a conflict of interest, one additional counsel to each affected group), and, if necessary, of one counsel in any relevant material jurisdiction to such persons, taken as a whole, and (y) the reimbursement of fees, costs and expenses of any auditors, accountants, consultants, appraisers, advisors or agents pursuant to clause (v) or (vi) above shall be limited to the actual reasonable and documented fees, disbursements and other charges of one such auditor, accountant, consultant, appraiser, advisor or agent to the Agents and the Lenders, taken as a whole.

(b) Indemnity.

(i) In addition to the payment of expenses pursuant to this Section 10.03, whether or not the transactions contemplated hereby shall be consummated, each Loan Party agrees to defend, indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, directors, employees, agents, representatives and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, officer, director, employee, agent or other representative of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Loan Documents by such Indemnitee or of any affiliate, officer, director, employee, agent or other representative of such Indemnitee as determined by a final judgment of a court of competent jurisdiction, or (y) any dispute solely among the Indemnitees other than (1) any claim against an Indemnitee in its capacity as or in fulfilling its role as Agent and (2) any claim arising out of any act or omission of the Borrower or any of its affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(ii) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, agents or representatives, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(iii) Each Loan Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, agents or representatives will have any liability to any Loan Party or any person asserting claims on behalf of or in right of any Loan Party or any other person in connection with or as a result of this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Loan Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Loan Party or its affiliates, directors, officers, employees, agents representatives, shareholders, partners or other equity holders have been found by a final judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Lender, Agent or their respective Affiliates, officers, directors, employees, agents or other representatives, or (y) a material breach by such Lender, Agent or their respective Affiliates, officers, directors, employees, agents or other representatives of their obligations under the Loan Documents or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, agents or representatives have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, agents’ or representatives’ activities related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

Section 10.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby , except that the Loan Parties may not assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, which consent may be withheld in their respective sole discretion (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement or any other Loan Document, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent expressly provided in Section 10.04(e) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b) Any Lender shall have the right at any time to assign to one or more assignees (other than any Affiliated Lender, any Loan Party or any Affiliate thereof or any Disqualified Institution or a natural person except, in the case of Affiliated Lenders, as provided in Sections 10.04(j) and (k) below) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans of any Class at the time owing to it); provided that:

(i) except in the case of (A) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (B) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Initial Loan Commitment of any Class or Loans of any Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided that such fee shall not be payable in the case of (A) an assignment by any Lender to an Approved Fund of such Lender, (B) any assignment made in connection with the primary syndication of the Commitments and Loans or (C) an assignment by or to an Arrangers or any affiliate thereof;

(iv) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, each of the Administrative Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned); and

(v) notwithstanding anything to the contrary contained herein, no assignments or transfers may be made to a Disqualified Institution;

provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

Notwithstanding the foregoing, (i) after the earlier of the occurrence of (x) a Qualifying IPO and (y) twelve (12) months after the Closing Date or (ii) if an Event of Default under Sections 8.01(a) or (b) or, with respect to the Borrower, Sections 8.01(g) or (h) has occurred and is continuing any consent of the Borrower otherwise required under this paragraph shall not be required. Subject to acceptance and recording thereof pursuant to Section 10.04(d), from and after the effective date specified in each Assignment Agreement the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement (provided that any liability of the Borrower to such assignee under Section 2.10, 2.12 or 2.16 shall be limited to the amount, if any, that would have been payable thereunder by the Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 10.03). This Section 10.04(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or Commitments on a non-pro rata basis.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments (by Class) of, and principal amount of the Loans (by Class) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment Agreement executed by an assigning Lender and an assignee, the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(b). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with the requirements of this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(e).

(e) Any Lender shall have the right at any time, without the consent of, or notice to the Borrower, the Administrative Agent or any other person to sell participations to any person (other than any Loan Party or any Affiliate thereof or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of any Class of its Commitment and any Class of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) is described in clauses (i), (ii) or (iii) of the proviso to Section 10.02(b) and (2) directly affects such Participant. Subject to Section 10.04(f), each Participant shall be entitled to the benefits of Sections 2.10 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). To the extent permitted by Legal Requirements, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.11(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(f) A Participant shall not be entitled to receive any greater payment under Sections 2.10 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.12(f) and 2.13 as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate the Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrower. The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.04(h), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Legal Requirement, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(j) Notwithstanding anything to the contrary contained in this Section 10.04(j) or any other provision of this Agreement, the Affiliated Lenders may purchase outstanding Loans on the following basis:

(i) The Sponsor (excluding any Debt Fund Affiliate) or any Non-Debt Fund Affiliate may purchase all or any portion of the Loans of one or more Lenders pursuant to an Assignment Agreement between such Affiliated Lender and such Lender or Lenders in an aggregate principal amount not to exceed 25% of the aggregate principal amount of Loans then outstanding with respect to all purchases pursuant to this clause (i) and clause (ii) below; provided that (I) with respect to such purchases, each such Affiliated Lender shall simultaneously provide a copy of such Assignment Agreement and any other agreements between such Affiliated Lender and such Lender with respect to such purchase to the Administrative Agent; and (II) no such Affiliated Lender shall have any right, (A) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document or (B) to make or bring any claim, in its capacity as a Lender, against the Agent or any Lender with respect to the duties and obligations of such persons under the Loan Documents;

(ii) Any Affiliated Lender may conduct one or more modified Dutch auctions (each, an “Auction”) to purchase all or any portion of the Loans of one or more Lenders in an aggregate principal amount not to exceed 25% of the then outstanding principal amount of Loans with respect to all purchases pursuant to this clause (ii) (such Loans, the “Offer Loans”) and clause (i) above, provided that (A) such Affiliated Lender delivers a notice of the Loans that will be subject to such Auction to the Administrative Agent (for distribution to the Lenders) no later than 12:00 noon (New York City time) at least five (5) Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Loans such Affiliated Lender is willing to purchase in the Auction and (3) the range of discounts to par at which such Affiliated Lender would be willing to purchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (C) such Affiliated Lender shall hold the Auction open for a minimum period of three (3) Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to the Lenders holding the Offer Loans on a pro rata basis in accordance with their pro rata shares; (F) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 10.04(j) and are reasonably acceptable to such Affiliated Lender and the Administrative Agent that a Lender must follow in order to have its Offer Loans purchased; and (G) in the case of any Auction conducted by the Borrower or any of its Subsidiaries no Default or Event of Default has occurred or is continuing;

(iii) With respect to all purchases made by Affiliated Lenders pursuant to this Section 10.04(j) and in furtherance of the foregoing clauses (i) and (ii), (A) each Affiliated Lender shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the purchased Loans to the date of purchase of such Loans, (B) each Affiliated Lender shall represent that, as of the launch date of the related Auction (in the case of an Auction) and the effective date of any Assignment Agreement, it is not in possession of any material non-public information regarding the Borrower, its Subsidiaries, or their respective assets or securities, that (x) has not been disclosed to the assigning Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Affiliated Lender, as the case may be (in each case, other than because such assigning Lender does not wish to receive any material non-public information with respect to the Borrower, its Subsidiaries or their respective assets or securities), and (C) to the extent made by the Borrower, such purchases shall not constitute voluntary prepayments pursuant to Section 2.08(a);

(iv) No Affiliated Lender that purchases Loans pursuant to this Section 10.04(j) shall have any right (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document that would require the consent of the Required Lenders, (B) to otherwise vote on any matter related to this Agreement or any other Loan Document that requires the consent of the Required Lenders, and (C) to attend any conference call or meeting with any Agent or Lender (to the extent that the Loan Parties are excluded from attending) or receive any information from any Agent or Lender (to the extent not provided to the Loan Parties); provided that, for the avoidance of doubt, (I) each Affiliated Lender shall have the right to consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document that would require the consent of all Lenders or the consent of all Lenders directly and adversely affected thereby (other than in respect of releases of the Collateral and Guarantees) if such amendment, modification or waiver adversely affects such Affiliated Lender in any material respect as compared to other Lenders and (II) no amendment, modification, waiver or consent shall affect any Affiliated Lender in a manner that is disproportionate to the effect of any Lender of the same class or that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled to share on a pro rata basis hereunder;

(v) Following purchase of Loans by (x) the Sponsor (excluding any Debt Fund Affiliate) or any Non-Debt Fund Affiliate pursuant to this Section 10.04(j), such Affiliated Lender shall have the right to contribute such Loans to the Borrower or any of its Subsidiaries, which Loans so contributed shall, without further action by any person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower or any of its Subsidiaries) and (y) Borrower or any of its Subsidiaries pursuant to this Section 10.04(j), the Loans so purchased shall, without further action by any person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower or any such Subsidiaries), in the case of clauses (x) and (y) for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of the Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Loans purchased and cancelled pursuant to this Section 10.04(j), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by an Affiliated Lender in connection with a purchase permitted by this Section 10.04(j) shall not be subject to the provisions of Section 2.11. Failure by an Affiliated Lender to make any payment to a Lender required by an agreement permitted by this Section 10.04(j) shall not constitute an Event of Default under Section 8.01(a); and

(vi) Each Affiliated Lender shall acknowledge and agree that if a case under Sections 1126 and 1129 of the Bankruptcy Code of the United States is commenced against Borrower and/or any other Loan Party, the Borrower and/or any other Loan Party, as applicable, shall seek (and each Affiliated Lender shall consent) to provide that the vote of any Affiliated Lender (in its capacity as a Lender) with respect to any plan of reorganization of the Borrower and/or such Loan Parties, as applicable, shall not be counted except that such Affiliated Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower or any other Loan Party. To the extent that the vote of any Affiliated Lender (in its capacity as a Lender) is counted with respect to any plan of reorganization of the Borrower and/or such Loan Parties, as applicable, each Affiliated Lender shall vote in such plan of reorganization in the same proportion as the allocation of voting such plan of reorganization by those Lenders who are not Affiliated Lenders. Each Affiliated Lender shall also irrevocably appoint the Administrative Agent (such appointment being coupled with an interest), as such Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliated Lender and in the name of such Affiliated Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Affiliated Lender, to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (vi).

(k) Notwithstanding anything to the contrary contained in this Section 10.04(k) or any other provision of this Agreement, any Debt Fund Affiliate may purchase outstanding Loans on the following basis:

(i) Any Debt Fund Affiliate may purchase all or any portion of the Loans of one or more Lenders pursuant to an Assignment Agreement between such Debt Fund Affiliate and such Lender or Lenders in an aggregate principal amount not to exceed, when added to all purchases pursuant to clause (ii) below and purchases of Loans by Affiliated Lenders pursuant to Sections 10.04(j)(i) and (ii), 25% of the aggregate principal amount of the then outstanding Loans; provided that (I) with respect to such purchases, each Debt Fund Affiliate shall simultaneously provide a copy of such Assignment Agreement and any other agreements between such Debt Fund Affiliate and such Lender with respect to such purchase to the Administrative Agent; and (II) no such Debt Fund Affiliate shall have any right, (A) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Loan Document or (B) to make or bring any claim, in its capacity as a Lender, against the Agent or any Lender with respect to the duties and obligations of such persons under the Loan Documents;

(ii) Any Debt Fund Affiliate may conduct one or more Auctions to purchase all or any portion of the Loans of one or more Lenders in an aggregate principal amount not to exceed, when added to all purchases pursuant to clause (i) above and purchases of Loans by Affiliated Lenders pursuant to Sections 10.04(j)(i) and (ii), 25% of the aggregate principal amount of then outstanding Loans, provided that (A) such Debt Fund Affiliate delivers a notice of the Loans that will be subject to such Auction to the Administrative Agent (for distribution to the Lenders) no later than 12:00 noon (New York City time) at least five (5) Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Loans such Debt Fund Affiliate is willing to purchase in the Auction and (3) the range of discounts to par at which such Affiliated Lender would be willing to purchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (C) such Debt Fund Affiliate shall hold the Auction open for a minimum period of three (3) Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; and (E) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 10.04(k) and are reasonably acceptable to such Debt Fund Affiliate and the Administrative Agent that a Lender must follow in order to have its Offer Loans purchased;

(iii) With respect to all purchases made by Debt Fund Affiliates pursuant to this Section 10.04(k), (A) each Debt Fund Affiliate shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the purchased Loans to the date of purchase of such Loans; and (B) each Debt Fund Affiliate shall represent that, as of the launch date of the related Auction (in the case of an Auction) and the effective date of any Assignment Agreement, it is not in possession of any material non-public information regarding the Borrower, its Subsidiaries, or their respective assets or securities, that (x) has not been disclosed to the assigning Lenders prior to such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Debt Fund Affiliate, as the case may be (in each case, other than because such assigning Lender does not wish to receive any material non-public information with respect to the Borrower, its Subsidiaries or their respective assets or securities);

(iv) In connection with any Loans purchased and cancelled pursuant to this Section 10.04(k), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by a Debt Fund Affiliate in connection with a purchase permitted by this Section 10.04(k) shall not be subject to the provisions of Section 2.11. Failure by a Debt Fund Affiliate to make any payment to a Lender required by an agreement permitted by this Section 10.04(k) shall not constitute an Event of Default under Section 8.01(a);

(v) No Debt Fund Affiliate that purchases Loans pursuant to this Section 10.04(k) shall have any right (A) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document that would require the consent of the Required Lenders, (B) to otherwise vote on any matter related to this Agreement or any other Loan Document that requires the consent of the Required Lenders, and (C) to attend any conference call or meeting with any Agent or Lender (to the extent that the Loan Parties are excluded from attending) or receive any information from any Agent or Lender (to the extent not provided to the Loan Parties); provided that, for the avoidance of doubt, (I) each Debt Fund Affiliate shall have the right to consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document that would require the consent of all Lenders or the consent of all Lenders directly and adversely affected thereby (other than in respect of releases of the Collateral and Guarantees) if such amendment, modification or waiver adversely affects such Debt Fund Affiliate in any material respect as compared to other Lenders and (II) no amendment, modification, waiver or consent shall affect any Debt Fund Affiliate in a manner that is disproportionate to the effect of any Lender of the same class or that would deprive such Debt Fund Affiliate of its pro rata share of any payments to which it is entitled to share on a pro rata basis hereunder; and

(vi) Each Debt Fund Affiliate shall acknowledge and agree that if a case under sections 1126 and 1129 of the Bankruptcy Code of the United States is commenced against Borrower and/or any other Loan Party, the Borrower and/or any other Loan Party, as applicable, shall seek (and each Debt Fund Affiliate shall consent) to provide that the vote of any Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of the Borrower and/or such Loan Parties, as applicable, shall not be counted except that such Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Debt Fund Affiliate in a manner that is less favorable in any material respect to such Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower or any other Loan Party. To the extent that the vote of any Debt Fund Affiliate (in its capacity as a Lender) is counted with respect to any plan of reorganization of the Borrower and/or such Loan Parties, as applicable, each Debt Fund Affiliate shall vote in such plan of reorganization in the same proportion as the allocation of voting such plan of reorganization by those Lenders who are not Debt Fund Affiliates. Each Debt Fund Affiliate shall also irrevocably appoint the Administrative Agent (such appointment being coupled with an interest), as such Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Debt Fund Affiliate and in the name of such Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion, with prior written notice to such Debt Fund Affiliate, to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (vi).

Section 10.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans , regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation is outstanding and so long as the Commitments have not expired or terminated. The provisions of Article IX and Sections 2.12, 10.03 and 10.09 to 10.10 shall survive and remain in full force and effect regardless of the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans, and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Following such set-off, the Lender or Affiliate, as the case may be, taking such action shall use reasonable efforts to provide written notice thereof to the Borrower and the Administrative Agent; provided that any failure to give or delay in giving such notice shall not impact the rights of setoff of the Lenders or their respective Affiliates, as the case may be, or result in any liability to any such Lender or Affiliate.

Section 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST

ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 10.10. Waiver of Jury Trial. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.10 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ and Approved Funds’ directors, officers, employees, agents, Advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirements or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and their obligations, (iii) any actual or prospective investor in an SPC or (iv) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of the Borrower or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. In addition, the Agents and the Lenders may disclose the existence of the Loan Documents and information about the Loan Documents to market data collectors, similar service providers to the financing community, and service providers to the Agents and the Lenders. For the purposes of this Section 10.12, “Information” shall mean all information received from the Borrower relating to the Borrower or any of its Subsidiaries or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Legal Requirements, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.14. Assignment Agreement. Each Lender to become a party to this Agreement (other than the Administrative Agent and any other Lender that is a signatory hereto) shall do so by delivering to the Administrative Agent an Assignment Agreement duly executed by such Lender, the Borrower (if the Borrower’s consent to such assignment is required hereunder) and the Administrative Agent.

Section 10.15. Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

Section 10.16. Waiver of Defenses; Absence of Fiduciary Duties.

(a) Each of the Loan Parties hereby waives any and all suretyship defenses available to it as a Guarantor arising out of the joint and several nature of its respective duties and obligations hereunder (including any defense contained in Article VII).

(b) Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 10.17. USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and taxpayer identification number of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 10.18. [RESERVED]

Section 10.19. Concerning the ABL Facility. The Lenders acknowledge that obligations of the Borrower under the ABL Credit Agreement may be secured by Liens on assets of the Borrower and its Subsidiaries that constitute ABL Priority Collateral. At the request of the Borrower, the Administrative Agent or the Collateral Agent shall enter into the ABL Intercreditor Agreement and other documents establishing the relative rights of the Lenders and of the lenders under the ABL Credit Agreement with respect to the ABL Priority Collateral. Each Lender hereby irrevocably authorizes and directs the Administrative Agent and/or the Collateral Agent to execute and deliver ABL Intercreditor Agreement, the ABL Loan Documents and any documents relating thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender, and agrees that no Lender shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by such Agent pursuant to this Section 10.19. The Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Article IX with respect to all actions taken by them pursuant to this Section 10.19 to the full extent thereof.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers or other authorized signatories as of the day and year first above written.

FIVE BELOW, INC., as Borrower

By:	/s/ Kenneth R. Bull
	Name:	Kenneth R. Bull
	Title:	Chief Financial Officer, Treasurer, Secretary

JEFFERIES FINANCE LLC, as Lender

By:	/s/ E.J. Hess
	Name:	E.J. Hess
	Title:	Managing Director

UBS LOAN FINANCE LLC, as Lender

By:	/s/ Ina R. Otsa
	Name:	Ina R. Otsa
	Title:	Associate Director, Banking Product Services, US

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director, Banking Product Services, US

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Heidi H. Samuels
	Name:	Heidi H. Samuels
	Title:	Director

BARCLAYS BANK PLC, as Lender

By:	/s/ Diane Rolfe
	Name:	Diane Rolfe
	Title:	Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Lender

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Director

By:	/s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

CREDIT SUISSE AG, CAYMEN ISLANDS BRANCH, as Lender

By:	/s/ Shaheen Malik
Name: Shaheen Malik
Title: Vice President

By:	/s/ Patrick L. Freytag
Name: Patrick L. Freytag
Title: Associate

GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Annex I

Initial Lenders and Commitments

Lender	Amount of Initial Loan Commitment
Goldman Sachs Bank USA	$24,000,000
Barclays Bank PLC	$18,000,000
Jefferies Finance LLC	$18,000,000
Credit Suisse AG, Cayman Islands Branch	$10,000,000
Deutsche Bank Trust Company Americas	$10,000,000
UBS Loan Finance LLC	$10,000,000
Wells Fargo Bank, National Association	$10,000,000
Total:	$100,000,000.00

Annex II

Address of Principal Office of Administrative Agent and the Collateral Agent

Goldman Sachs Bank USA	Goldman Sachs Bank USA 200 West Street New York, NY 10282

Initial Lender Addresses

Goldman Sachs Bank USA	Michelle Latzoni c/o Goldman, Sachs & Co. 30 Hudson Street, 5th Floor Jersey City, NJ 07302

Barclays Bank PLC	Barclays 745 Seventh Avenue New York, NY 10019

Jefferies Finance LLC	Jefferies & Company 520 Madison Ave. New York, NY 10022

Credit Suisse AG, Cayman Islands Branch	Credit Suisse Eleven Madison Avenue New York, NY 10010-3629

Deutsche Bank Trust Company Americas	Deutsche Bank 60 Wall Street New York, NY 10005

UBS Loan Finance LLC	UBS Securities LLC 299 Park Avenue New York, NY 10171

Wells Fargo Bank, National Association	Wells Fargo Bank, National Association 90 South Seventh Street, N9305-051 Minneapolis, MN 55402

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Funding Notice
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Intercompany Note
Exhibit E	Form of Conversion/Continuation Notice
Exhibit F	United States Tax Compliance Certificate
Exhibit G	Form of Note
Exhibit H	Form of Security Agreement
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Guarantee Joinder Agreement
Exhibit L	Form of ABL Intercreditor Agreement

[Exhibits H and L have been omitted as these exhibits have been separately filed as exhibits to the Form S-1.]

EXHIBIT A TO

CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund[1] of [identify Lender]] [Assignor is not a Defaulting Lender]

Markit Entity Identifier (if any):

3.	Borrower:	Five Below, Inc.

4.	Administrative and Collateral Agent:	Goldman Sachs Bank USA, as the administrative agent and collateral agent under the Credit Agreement

5.	Credit Agreement:	The $100,000,000 Credit Agreement dated as of May 16, 2012 among Five Below, Inc., the Lenders parties thereto, Goldman Sachs Bank USA, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

[1]	Select as applicable

EXHIBIT A-1

Aggregate Amount of Loans for all Lenders	Amount of /Loans Assigned	Percentage Assigned of Loans
$	$		%

Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

EXHIBIT A-2

[Consented to and Accepted:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Title:][2]

Consented to:

FIVE BELOW, INC.

By:
Title:

[2]	Required unless assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

EXHIBIT A-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements to be an assignee under Section 10.04 of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1	From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

ANNEX 1-1

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

ANNEX 1-2

EXHIBIT B TO

CREDIT AGREEMENT

FUNDING NOTICE

Reference is made to the Credit Agreement, dated as of May 16, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FIVE BELOW, INC., A PENNSYLVANIA CORPORATION (“Borrower”), the Lenders party thereto from time to time, and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

Pursuant to Section 2.01 of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on May [—], 2012 (the “Credit Date”):

Loans

☐	ABR Loans:	$[ , , ]

☐	Eurodollar Loans, with an initial Interest Period of
	month(s):	$[ , , ]

Borrower hereby certifies that:

(i) as of the date of such Credit Extension, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; and

(ii) as of the date of such Credit Extension, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT B-1

The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

Date: [—], 2012	FIVE BELOW, INC.

By:
Name:
Title:

EXHIBIT B-2

EXHIBIT C TO

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of FIVE BELOW, INC. (“Borrower”).

2. I have reviewed the terms of that certain Credit Agreement, dated as of May 16, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FIVE BELOW, INC., certain Subsidiaries of Borrower, as Guarantors party thereto from time to time, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA as Administrative Agent and Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [—] pursuant to Section 5.01(c) of the Credit Agreement.

FIVE BELOW, INC.

By:
Name:	Kenneth R. Bull
Title:	Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].

1.	Consolidated Net Income: (i)-(ii) =			$[ , , ]

	(i)	the net income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:		$[ , , ]

	(ii)	(a)	the net income (or loss) of any person (other than a direct or indirect Subsidiary of Borrower) in which any other person other than any Loan Party has an ownership interest, except to the extent that cash in amount equal to any such income has actually been received by the Borrower or (subject to clause (b) below) any of its Wholly Owned Subsidiaries from such person during such period:	$[ , , ]

		(b)	the net income of any Subsidiary of the Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, Order or other Legal Requirement applicable to that Subsidiary during such period:	$[ , , ]

		(c)	earnings (or losses) resulting from any reappraisal, revaluation or write-up (or write-down) of assets:	$[ , , ]

		(d)	any extraordinary or non-recurring non-cash gain or income (or extraordinary or non-recurring non-cash loss or expenses (it being understood that cash write-off or write-down of receivables shall not be deemed to be an extraordinary or non-recurring loss or expense)), together with any related provision for taxes on any such non-cash gain (or the tax effect of any such non-cash loss), recorded or recognized by any Loan Party during such period:	$[ , , ]

2.	Consolidated EBITDA: (i)+(ii)–(iii) =			$[ , , ]

	(i)	Consolidated Net Income:		$[ , , ]

EXHIBIT C-2

(ii)	to the extent (and in the same proportion) deducted in determining Consolidated Net Income

	(a)	Consolidated Interest Expense:	$[ , , ]

	(b)	Consolidated Amortization Expense:	$[ , , ]

	(c)	Consolidated Depreciation Expense:	$[ , , ]

	(d)	Consolidated Tax Expense:	$[ , , ]

	(e)	non-recurring cash costs, fees and expenses directly incurred in connection with the Transactions; provided, that no more than $1,500,000 in the aggregate of such costs, fees and expenses paid in cash after the Closing Date may be added back pursuant to this subclause (e):	$[ , , ]

	(f)	expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives after the Closing Date and reasonably projected by the Borrower in good faith to result from actions with respect to which substantial steps have been taken (in the good faith determination of the Borrower) within twelve (12) months after such transaction or initiative is consummated; provided that the aggregate amount of add-backs made pursuant to this subclause (f) for any four (4) consecutive quarter period shall not exceed 2.5% of Consolidated EBITDA for such period (without giving effect to any adjustments pursuant to this subclause (f)):	$[ , , ]

	(g)	extraordinary charges and non-recurring charges, which non-recurring charges may include severance costs, relocation costs, signing costs, retention or completion bonuses, and costs and expenses payable to third party consultants:	$[ , , ]

	(h)	the aggregate amount of all non-cash charges:	$[ , , ]

	(i)	agency fees paid to the Administrative Agent or the Collateral Agent and similar fees paid in respect of the ABL Indebtedness and fees and expenses paid in connection with obtaining or maintaining credit ratings from any ratings agency for the Loans:	$[ , , ]

EXHIBIT C-3

		(j)	to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not denied within such 180 days or so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption:	$[ , , ]

		(k)	fees, allowances or other similar arrangements directly or indirectly paid to members of the Board of Directors of any of the Loan Parties or any of their Subsidiaries in such person’s capacity as a member of such Board of Directors in an aggregate amount not to exceed $250,000 in any period of twelve (12) consecutive months:	$[ , , ]

	(iii)	the sum of the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the recognition of any deferred revenue and the accrual of revenue or recording of receivables in the ordinary course of business):		$[ , , ]

3.	Consolidated Interest Expense:			$[ , , ]

4.	Consolidated Current Assets:			$[ , , ]

5.	Consolidated Current Liabilities:			$[ , , ]

6.	[Excess Cash Flow: (i)-(ii) =			$[ , , ]

	(i)	the sum, without duplication, of the amounts for such Excess Cash Flow Period of

		(a)	Consolidated EBITDA:	$[ , , ]

		(b)	the decrease, if any, in the Net Working Capital:	$[ , , ]

EXHIBIT C-4

	(ii)	the sum, without duplication, of

		(a) the amount of any cash Consolidated Tax Expense paid by the Borrower and its Subsidiaries:	$[ , , ]

		(b) the amount of Debt Service for such Excess Cash Flow Period:	$[ , , ]

		(c) permanent repayments and prepayments of Indebtedness made by the Borrower and its Subsidiaries (other than repayments and prepayments of Loans) but only to the extent that (A) (i) such repayments and prepayments by their terms cannot be reborrowed or redrawn, and (ii) such repayments and prepayments do not occur in connection with a refinancing of all or a portion of such Indebtedness, and (B) the amounts used to make such payments are not funded from Externally Generated Funds:	$[ , , ]

		(d) the increase, if any, in the Net Working Capital:	$[ , , ]

		(e) cash items of expense (including losses) not deducted in calculating Consolidated EBITDA:	$[ , , ]

		(f) the amount of any non-cash gain included in Consolidated EBITDA recognized as a result of any Asset Sale:	$[ , , ]

		(g) Capital Expenditures made in cash to the extent not funded from Externally Generated Funds:][1]	$[ , , ]

7.	Net Working Capital: (i)-(ii) =		$[ , , ]

	(i)	Consolidated Current Assets:	$[ , , ]

	(ii)	Consolidated Current Liabilities:	$[ , , ]

8	Consolidated Net Leverage Ratio: (i)/(ii) =		$[ , , ]

	(i)	Consolidated Indebtedness net of up to $10,000,000 of unrestricted cash and Cash Equivalents of the Loan Parties:	$[ , , ]

	(ii)	Consolidated EBITDA:	$[ , , ]

		Actual:	. :1.00

		Required:	. :1.00

[1]	To be included with delivery of annual financial statements only

EXHIBIT C-5

9.	[Retained Excess Cash Flow Amount: (i)/2 =		$[ , , ]

	(i)	the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the final day of the period of this Annex:][2]	$[ , , ]

10.	[Cumulative Credit Availability: (i)+(ii)+(iii)-(iv)-(v)-(vi)-(vii)=		$[ , , ]

	(i)	the Retained Excess Cash Flow Amount:	$[ , , ]

	(ii)	the cumulative amount of Net Cash Proceeds received after the Closing Date that have been contributed as capital to the Borrower or otherwise received by the Borrower in respect of the issuance of Qualified Capital Stock by the Borrower, but excluding any such sale or issuance by the Borrower of its Equity Interests upon exercise of any warrant or option to directors, officers or employees of the Borrower:	$[ , , ]

	(iii)	the cumulative amount of Net Cash Proceeds that have been contributed as capital to the Borrower or otherwise received by the Borrower in connection with a Qualifying IPO less the amount of such Net Cash Proceeds used to prepay the Loans in accordance with Section 2.08(b) of the Credit Agreement:	$[ , , ]

	(iv)	the cumulative amount of Investments made in reliance on Section 6.04(o) of the Credit Agreement:	$[ , , ]

	(v)	the cumulative amount of Dividends made in reliance on Section 6.08(b) of the Credit Agreement:	$[ , , ]

	(vi)	the cumulative amount of Acquisition Consideration paid in respect of Permitted Acquisitions in reliance on Cumulative Credit Availability pursuant to paragraph (viii) of the definition of “Permitted Acquisition” in the Credit Agreement:	$[ , , ]

[2]	To be included with delivery of annual financial statements only.

EXHIBIT C-6

(vii)	the cumulative amount of (i) voluntary or optional payments or prepayments on or (ii) redemptions, retirements, defeasances, or acquisitions for value of or (iii) any prepayments or redemptions as a result of any Disposition, change of control or similar event of, Junior Financing made in reliance on clause (II) of the proviso in Section 6.11(a) of the Credit Agreement:[3]	$[ , , ]

[3]	To be included with delivery of annual financial statements only.

EXHIBIT C-7

EXHIBIT D TO

CREDIT AGREEMENT

FORM OF INTERCOMPANY NOTE

Note Number:	Dated: , 201

FOR VALUE RECEIVED, each of FIVE BELOW, INC. (“Borrower”), and certain Subsidiaries of Borrower (collectively, the “Group Members” and each, a “Group Member”) party to this subordinated intercompany note (this “Promissory Note”) promises to pay to the order of such other Group Member that has made loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money as may be agreed upon from time to time by the relevant Payor and Payee, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement dated as of May 16, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Borrower, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent thereunder (the “Collateral Agent”).

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in any lawful currency as may be agreed upon by the relevant Payor and Payee and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee that is a Loan Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Loan Documents to which such Payee is a party. Each Payor acknowledges and agrees that after the occurrence of and during the continuation of an Event of Default (as defined in the Credit Agreement), the Collateral Agent and the other Secured Parties may exercise all the rights of each Payee that is a Loan Party under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

EXHIBIT D-1

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party or any endorser of this Promissory Note, or against any of their respective properties, shall be subordinate and subject in right of payment to the Secured Obligations until all of the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Loan Document have been terminated; provided, that each Payor that is a Loan Party may make payments to the applicable Payee so long as no Event of Default shall have occurred and be continuing; and provided, further, that all loans and advances made by a Payee pursuant to this Promissory Note shall be received by the applicable Payor subject to the provisions of the Loan Documents. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any assets of any Payor (whether constituting part of the security or collateral given to any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Secured Parties in such assets. Except as expressly permitted by the Loan Documents, the Payees shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, unless and until all of the Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments have been expired or terminated.

After the occurrence of and during the continuation of an Event of Default, if all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if (except as expressly permitted by the Loan Documents) all or substantially all of the assets of any Payor are sold, then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to any of the Secured Obligations, due or to become due, until the date on which the Secured Obligations shall have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Loan Document shall have expired or been terminated. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own names or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Promissory Note. After the occurrence of and during the continuation of an Event of Default, each Payee that is a Loan Party also agrees to execute, verify, deliver and file any such proofs of claim in respect of the Payor Indebtedness requested by the Collateral Agent. After the occurrence of and during the continuation of an Event of Default, the Collateral Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), receive and collect any

EXHIBIT D-2

and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee that is a Loan Party upon or with respect to Payor Indebtedness owing to such Payee prior to such time as the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Loan Document have expired or been terminated, such Payee that is a Loan Party shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Secured Obligations in accordance with the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. Upon the occurrence and during the continuance of an Event of Default, if such Payee fails to make any such endorsement or assignment to the Collateral Agent, the Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee that is a Loan Party agrees that until the Secured Obligations have been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under any Loan Document have expired or been terminated, such Payee will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Agreement or otherwise) any claim such Payee has or may have against any Payor, (ii) upon the occurrence and during the continuance of an Event of Default, discount or extend the time for payment of any Payor Indebtedness, or (iii) otherwise amend, modify, supplement, waive or fails to enforce any provision of this Promissory Note.

The Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any such promissory note or other instrument, this Promissory Note shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional Subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Payor”). Upon delivery of such counterpart

EXHIBIT D-3

signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

EXHIBIT D-4

IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

FIVE BELOW, INC.

By:
Name:
Title:

[NAME OF EACH SUBSIDIARY OF FIVE BELOW, INC.]

By:
Name:
Title:

EXHIBIT D-5

Schedule A

TRANSACTIONS UNDER PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

EXHIBIT D-6

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                      all of its right, title and interest in and to the Intercompany Note, dated                     , 201     (as amended, supplemented or otherwise modified from time to time, the “Promissory Note”), made by FIVE BELOW, INC. (“Borrower”) and certain Subsidiaries of the Borrower or any other person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof. Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Promissory Note.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Loan Documents on the date of the Promissory Note. From time to time after the date thereof, additional Subsidiaries of the Group Members may become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

Dated:

FIVE BELOW, INC.

By:
Name:
Title:

[NAME OF EACH GUARANTOR]

By:
Name:
Title:

EXHIBIT D-7

EXHIBIT E TO

CREDIT AGREEMENT

FORM OF CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit Agreement, dated as of May 16, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FIVE BELOW, INC., A PENNSYLVANIA CORPORATION, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

Pursuant to Section 2.06 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [—], 201[—]:

1.	Term Loans:

	$[ , , ]	Eurodollar Loans to be continued with Interest Period of [ ] month(s)

	$[ , , ]	ABR Loans to be converted to Eurodollar Loans with Interest Period of [ ] month(s)

	$[ , , ]	Eurodollar Loans to be converted to ABR Loans

Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.

Date:[—], 2012	FIVE BELOW, INC.

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F TO

CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of May 16, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FIVE BELOW, INC., certain Subsidiaries of Borrower party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA as Administrative Agent and Collateral Agent. Pursuant to Section 2.12(e) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” or other Person described in Section 881(c)(3) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT F-1

EXHIBIT G TO

CREDIT AGREEMENT

FORM OF NOTE

$[ , , ]
[—], 2012	New York, New York

FOR VALUE RECEIVED, FIVE BELOW, INC., a Pennsylvania Corporation (“Borrower”), promises to pay [—] (“Payee”) or its registered assigns the principal amount of [Dollar Amount] ($[    ,    ,    ]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of May 16, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FIVE BELOW, INC., the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

Borrower shall make scheduled principal payments on this Note as set forth in Sections 2.02 and 2.07 of the Credit Agreement.

This Note is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in Dollars in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

EXHIBIT G-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT G-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

FIVE BELOW, INC.

By:
Name:
Title:

EXHIBIT G-3

EXHIBIT J TO

CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of FIVE BELOW, INC., a Pennsylvania Company (“Borrower”).

2. Reference is made to that certain Credit Agreement, dated as of May 16, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FIVE BELOW, INC., the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA as Administrative Agent and Collateral Agent.

3. I have reviewed the Credit Agreement and each of the other Loan Documents and am familiar with the financial condition of the Borrower, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, (a) the sum of the debt (including contingent liabilities) of Borrower does not exceed the fair value of the present assets of Borrower, (b) the present fair saleable value of the assets of Borrower is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of Borrower on its debts as they become absolute and matured, (c) the capital of Borrower is not unreasonably small in relation to the business of Borrower contemplated as of the date hereof and (d) Borrower does not intend to incur, or believe that it will incur, debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

The foregoing certifications are made and delivered as of May [—], 2012

Name:	Kenneth R. Bull
Title:	Chief Financial Officer

EXHIBIT J-1

EXHIBIT K TO

CREDIT AGREEMENT

FORM OF GUARANTEE JOINDER AGREEMENT

This GUARANTEE JOINDER AGREEMENT, dated [—], 201[—] (this “Joinder Agreement”) is delivered pursuant to that certain Credit Agreement, dated as of May 16, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among FIVE BELOW, INC., the Lenders party thereto from time to time and GOLDMAN SACHS BANK USA, as Administrative Agent and Collateral Agent.

Section 1. Pursuant to Section 5.11 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Joinder Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties contained in each of the Loan Documents and applicable to the undersigned are true and correct in all material respects on and as of the date set forth below, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects; and

(c) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code and in accordance with Article 7 of the Credit Agreement.

Section 2.

The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Guarantee Joinder Agreement. Neither this Guarantee Joinder Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Guarantee Joinder Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Guarantee Joinder Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

EXHIBIT K-1

THIS GUARANTEE JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

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EXHIBIT K-2

IN WITNESS WHEREOF, the undersigned has caused this Guarantee Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT K-3